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                                                                       EXHIBIT 2

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                 OCTOBER 2, 1998

                                     BETWEEN

                          REDLAND INTERNATIONAL LIMITED

                                       AND

                         MARTIN MARIETTA MATERIALS, INC.











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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I. DEFINITIONS.........................................................2
                1.1. Definitions...............................................2
                1.2. Definitional Cross-References.............................8

ARTICLE II. PURCHASE AND SALE OF THE STOCK.....................................9
                2.1. Sale and Transfer of the Stock............................9
                2.2. Payment...................................................9
                2.3. Closing...................................................9
                2.4. Working Capital Statement................................10
                2.5. Working Capital Adjustment...............................12

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.........................13
                3.1. Corporate Organization and Qualification.................13
                3.2. Corporate Authority......................................14
                3.3. Conflicts and Defaults...................................14
                3.4. Capital Stock............................................15
                3.5. Consents and Approvals...................................17
                3.6. Compliance with Applicable Laws..........................17
                3.7. Litigation...............................................18
                3.8. Taxes ...................................................18
                3.9. Employee Plans and Benefit Arrangements..................19
                3.10. Labor Relations.........................................24
                3.11. Contracts...............................................24
                3.12. Environmental Compliance................................25
                3.13. Financial Statements....................................26
                3.14. Absence of Certain Changes or Events....................27
                3.15. Real Property...........................................27
                3.16. Assets; Reserves........................................28
                3.17. Brokers and Finders.....................................29
                3.18. Transactions with Affiliates............................29
                3.19. Repayment or Release of Indebtedness or Obligations.....30
                3.20. Maintenance of Equipment................................31
                3.21. Credit Union............................................31
                3.22. Insurance...............................................31
                3.23. Trademarks, Trade Names and Know-How....................32
                3.24. Title Insurance.........................................33
                3.25. Customers and Suppliers.................................34
                3.26. Non-Conforming Rights...................................34
                3.27. Dispositions and Acquisitions...........................34


                                       (i)

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ACQUIROR........................35
                4.1. Corporate Organization and Qualification.................35
                4.2. Corporate Authority......................................35
                4.3. Conflicts and Defaults...................................35
                4.4. Consents and Approvals...................................36
                4.5. Investment Only..........................................36
                4.6. Representations and Warranties...........................36
                4.7. Brokers and Finders......................................37
                4.8. Funds for the Acquisition................................37

ARTICLE V. CERTAIN ADDITIONAL COVENANTS OF SELLER AND ACQUIROR................37
                5.1. Conduct of the Company and Seller........................37
                5.2. Disclosure Supplements...................................42
                5.3. Satisfaction of Conditions...............................43
                5.4. Public Announcements.....................................45
                5.5. Further Assurances.......................................45
                5.6. Environmental Inspection and Assessment;
                     Special Indemnity........................................45
                5.7. Employee Communications..................................46
                5.8. Access to Books, Records and Personnel...................46
                5.9. Repayment or Release of Indebtedness or Obligations......47
                5.10. Resignations............................................48
                5.11. Title Commitments.......................................48
                5.12.  Obligations and Liabilities............................49
                5.13. Undertaking to Deliver Real Property Descriptions.......49

ARTICLE VI. EMPLOYEE BENEFITS.................................................50
                6.1. Maintenance of Benefits..................................50
                6.2. Vacation and Sick Leave..................................54
                6.3. WARN ....................................................54

ARTICLE VII. CONDITIONS TO THE TRANSFER.......................................54
                7.1. Conditions to the Obligations of Each Party..............54
                7.2. Conditions to the Obligations of Seller..................54
                7.3. Conditions to the Obligations of Acquiror................55

ARTICLE VIII. TERMINATION.....................................................57
                8.1. Termination..............................................57
                8.2. Effect of Termination....................................58

ARTICLE IX. TAX MATTERS.......................................................59
                9.1. Preparation of Tax Returns; Responsibility for Taxes.....59
                9.2. Access to Information....................................63
                9.3. Transfer Taxes...........................................64
                9.4. FIRPTA Matters...........................................64


                                      (ii)

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ARTICLE X. SURVIVAL; INDEMNIFICATION..........................................65
                10.1. Limitation of Representations and Warranties............65
                10.2. Survival of Representations and Warranties..............65
                10.3. Indemnification by Seller...............................66
                10.4. Indemnification by Acquiror.............................70
                10.5. Procedures for Indemnification..........................71
                10.6. Exclusive Remedy........................................74

ARTICLE XI. MISCELLANEOUS.....................................................75
                11.1. Entire Agreement........................................75
                11.2. Notices ................................................75
                11.3. Amendments; No Waivers..................................76
                11.4. Expenses................................................77
                11.5. Successors and Assigns..................................77
                11.6. Certain Interpretive Matters............................77
                11.7. Governing Law...........................................78
                11.8. Counterparts; Effectiveness.............................78
                11.9. Knowledge...............................................78
                11.10. Consent to Jurisdiction................................78
                11.11. Confidentiality........................................79
                11.12. Severability...........................................80


                                     (iii)

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                               TABLE OF SCHEDULES

Schedule 1.1A.       Beckmann Tract
Schedule 1.1B.       Rogers Tract
Schedule 1.1C.       Partnership Tract
Schedule 3.3.        Conflicts and Defaults
Schedule 3.4(b).     Redemption and Repurchase Obligations
Schedule 3.4(c).     Subsidiaries
Schedule 3.4(d).     Ownership of Subsidiaries
Schedule 3.4(f).     Voting Trusts
Schedule 3.5.        Consents and Approvals
Schedule 3.6.        Compliance With Applicable Laws
Schedule 3.7.        Litigation
Schedule 3.8.        Taxes
Schedule 3.9.        Employee Plans and Benefit Arrangements
Schedule 3.10.       Labor Relations
Schedule 3.11.       Contracts
Schedule 3.12        Compliance with Environmental Laws
Schedule 3.13(a).    December 31, 1997 Audited Consolidated Financial Statements
Schedule 3.13(b).    June 30, 1998 Unaudited Consolidated Financial Statements
Schedule 3.14.       Absence of Certain Changes or Events
Schedule 3.15.       Real Property
Schedule 3.16(a).    Assets; Reserves
Schedule 3.16(b).    Geological Reports
Schedule 3.18.       Transactions with Affiliates
Schedule 3.21        Credit Union
Schedule 3.22.       Insurance
Schedule 3.23.       Trademarks, Trade Names and Trade Secrets
Schedule 3.24.       Title Insurance
Schedule 3.25.       Customers and Suppliers
Schedule 3.26(a).    Map of Trusts
Schedule 3.26(b).    Mining Activities
Schedule 3.27.       Acquisitions and Dispositions
Schedule 5.1.        Conduct of the Company and Seller
Schedule 5.2         Company Management
Schedule 10.3(f).    Certain Assumptions
Schedule 10.3(h)     Certain Losses
Schedule 11.9.       Knowledge of Seller

                                TABLE OF EXHIBITS

Exhibit A.     Conduct of the Business Since January 1, 1998
Exhibit B.     Opinion Matters to be Addressed By Counsel to Seller
Exhibit C.     Form of Guarantee


                                      (iv)

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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of October 2, 1998, between REDLAND INTERNATIONAL LIMITED, a corporation organized and existing under the laws of England and Wales ("SELLER"), and MARTIN MARIETTA MATERIALS, INC., a North Carolina corporation ("ACQUIROR").

                                    RECITALS:

         A. Seller owns 100 shares of the voting common stock (the "STOCK") of Redland Stone Products Company, a Texas corporation (the "COMPANY"), which constitutes all of the issued and outstanding capital stock of the Company.

         B. The Company is engaged in the business (the "BUSINESS") of the production and sale of limestone base and aggregate, silica sand, ready mix concrete, asphaltic concrete, caliche base, and other aggregate based construction materials. The Business does not include the business of processing stone to produce and sell lime and lime products.

         C. Seller and Acquiror have determined to enter into this Agreement which, among other things, provides for Seller to sell, transfer and convey ("TRANSFER") to Acquiror, and Acquiror to purchase and receive from Seller, all of the Stock.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Acquiror and Seller hereby agree as follows:

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                                   ARTICLE I.
                                   DEFINITIONS

         1.1. Definitions. The following terms used in this Agreement shall have the following meanings:

         "ACQUIROR" means Martin Marietta Materials, Inc., a North Carolina corporation.

         "ACT" means the Securities Act of 1933, as amended.

         "AFFILIATE" means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under the common control with such Person. For the purposes of this definition, the term "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Stock Purchase Agreement, together with any Schedules (including Supplemental Schedules) and Exhibits hereto.

         "ANTITRUST DIVISION" means the Antitrust Division of the Department of Justice.

         "BALANCE SHEET DATE" means December 31, 1997.

         "BECKMANN TRACT" means the real property described on Schedule 1.1A hereto and outlined in red and identified as the "Reserve Tract" on the map included in said Schedule.

         "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) that provides for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical



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benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is not an Employee Plan.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY BYLAWS" means the bylaws of the Company as in effect on the date hereof.

         "COMPANY CHARTER" means the articles of incorporation of the Company as in effect on the date hereof.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated July 6, 1998 between (i) Dresdner Kleinwort Benson North America LLC, as financial advisor to, and on behalf of Lafarge S.A. and Seller and their respective subsidiaries and affiliates and (ii) Acquiror.

         "EMPLOYEE PLAN" means any "employee benefit plan," as defined in
Section 3(3) of ERISA.

         "EMPLOYEES" means the employees of the Company and its Subsidiaries immediately prior to the Closing.

         "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws (as may be applicable) relating to environmental pollution or protection of the environment and any regulation, code, plan, order, decree, judgment or injunction related thereto in effect on or prior to the Closing Date, including without limitation: (i) the Solid Waste Disposal Act, 42 U.S.C. ss. 6901; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. ss. 4611; 42 U.S.C. ss. 9601; (iii) the Superfund Amendments and Reauthorization Act of 1986; (iv) the Clean Air Act, 42 U.S.C. ss. 7401; (v) the Clean Water Act, 33 U.S.C. ss. 1251; (vi) the Safe Drinking Water Act, 72 U.S.C. ss. 300f; (vii) the Toxic Substances Control



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Act, 15 U.S.C. ss. 2601; (viii) the Hazardous Materials Transportation Act, 49
U.S.C. ss. 1801 et seq.; (ix) the Endangered Species Act, 16 U.S.C. ss. 1531;
(x) the Endangered Species Conservation Act of 1969, 16 U.S.C. ss. 460 et seq.;
(xi) applicable state mining laws; (xii) applicable state or local laws governing water including but not limited to laws regulating the use of water, the withdrawal of water or acquifers or reservoir management; and (xiii) any other similar federal, state, local or foreign (as applicable) Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "FINANCIAL STATEMENTS" means the audited consolidated balance sheet of the Company as of the Balance Sheet Date, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended on the Balance Sheet Date, copies of which are attached to this Agreement as Schedule 3.13.

         "FTC" means the Federal Trade Commission.

         "GAAP" means United States generally accepted accounting principles consistently applied.

         "GOVERNMENTAL ENTITY" means any United States federal, state, county, local, municipal or foreign government, court, administrative agency or commission or other governmental or other regulatory authority or agency or any arbitration tribunal or other non-governmental authority with, in the case of such arbitration tribunal or non-governmental authority, the ability to issue decisions that are legally binding on the Company or its Subsidiaries.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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         "HSR FILINGS" means any filings required under the HSR Act.

         "LAFARGE S.A." means Lafarge S.A., a company organized and existing under the laws of France, which indirectly owns all of the issued and outstanding capital stock of Seller.

         "LAWS" means all applicable statutes, laws, regulations, rules, judgments, ordinances, orders and decrees of Governmental Entities.

         "LIEN" means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, restriction on voting or transfer, or other encumbrance.

         "MATERIAL ADVERSE EFFECT" means, with respect to the Company, such state of facts, event, change or effect as has had, or reasonably could reasonably be expected to have, a material adverse effect (i) on the business, assets, results of operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting Persons in businesses similar to the Business, (ii) on the business, assets (including the limestone reserves), results of operations, prospects or condition (financial or otherwise) of the Beckmann Tract, taken as a whole, or the Rogers Tract, taken as a whole, or
(iii) on the ability of Seller to enter into this Agreement or consummate the transactions contemplated by this Agreement.

         "PARTNERSHIP TRACT" means the real property owned by Redland Park Development Limited Partnership and described on Schedule 1.1C hereto and outlined in blue on the map included in Schedule 1.1A hereto.

         "PERMIT" means any license, franchise, permit, concession, approval, authorization, certification or registration from, of or with or issued by a Governmental Entity, including,



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without limitation, all current environmental (including mining) licenses, permits, authorizations, certifications, regulatory plans and compliance schedules.

         "PERMITTED LIENS" means (i) Liens listed or described on Schedule 3.15 or 3.16, (ii) easements, covenants, rights-of-way and other encumbrances or restrictions or Liens or restrictions arising as a matter of Law which do not, individually or in the aggregate (A) with respect to all Real Property that is to be used for the purpose of mining, adversely affect the ability of the Company to access, process, exploit or otherwise utilize at a particular quarry the reserves as reported on the Reports (after giving effect to ordinary course mining since the date of the relevant Report) in a commercially reasonable manner, and (B) with respect to all Real Property that is to be used for a purpose other than mining, materially detract from the value or impair the present, continued and intended use or operation (including, without limitation, maintenance) of, or access to, the property subject thereto, or impair the operations of the Company or any of its Subsidiaries, (iii) Liens related to Taxes not yet due or payable or which are being contested in good faith and for which appropriate reserves have been taken and reflected in the Final Working Capital, and (iv) Liens that are created by Acquiror; provided, however, that for the avoidance of doubt the parties hereto agree that zoning laws do not constitute "Permitted Liens".

         "PERSON" means an individual, corporation, joint-venture, partnership, limited liability company, association, trust or other entity or organization, including without limitation, a Governmental Entity.

         "PRE-CLOSING TAX PERIOD" means any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period.


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         "ROGERS TRACT" means, collectively, the real property constituting the approximately 440 acre so-called "NW Military Highway Tract" and the approximately 95.5 acre "Triangle Tract" as described on Schedule 1.1B hereto.

         "SELLER" means Redland International Limited, a corporation organized and existing under the laws of England and Wales.

         "STRADDLE PERIOD" means any taxable period that includes (but does not end on) the Closing Date.

         "STRADDLE TAX RETURN" means any Tax Return required to be filed by the Company or any of its Subsidiaries covering a taxable period commencing prior to the Closing Date and ending after the Closing Date.

         "SUBSIDIARY" means any of the Company's subsidiaries set forth on
Schedule 3.4.

         "TAX" means any and all federal, state, local, municipal or foreign fiscal levies, fees, imposts, duties and other fiscal charges of whatever kind, whether imposed on the Company, its Subsidiaries or their respective assets, including, without limitation, taxes imposed on, or measured by, net income, gross income or gross receipts, sales, goods and services, use, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, occupation, real or personal property, severance, customs, capital stock, license, social security, workers' compensation, unemployment compensation, utility, production, premium, windfall profits, transfer and gains taxes, duties and all other types of fiscal levies, together with any interest, penalties or additions to tax imposed or assessed with respect thereto.

         "TAX RETURN" means any return, report, statement, information statement or similar document (including any additional or supporting material) filed, or required to be filed, in connection with the calculation, determination, assessment or collection of any Tax and shall



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include any amended returns required as a result of examination adjustments made by any Governmental Entity with respect to Taxes.

         "WORKING CAPITAL" means the excess of current assets over current liabilities (excluding any liability for Taxes payable by Seller pursuant to Section 9.1(a)) based on the Closing Date Balance Sheet.

         1.2. Definitional Cross-References. The definitions of the following terms are set forth in the following provisions of this Agreement:

              Defined Term                                       Reference
              ------------                                       ---------
              "ACCOUNTANTS"                                      Section 2.4(c)
              "ACQUIROR INDEMNITEES"                             Section 10.3
              "ACQUIROR'S PLAN"                                  Section 6.1(c)
              "BUSINESS"                                         Recital B
              "CLOSING DATE BALANCE SHEET"                       Section 2.4(a)
              "CLOSING DATE"                                     Section 2.3
              "CLOSING"                                          Section 2.3
              "COMPANY MANAGEMENT"                               Section 5.2(a)
              "COMPANY"                                          Recital A
              "COMPANY'S BENEFITS"                               Section 3.9
              "CREDIT UNION"                                     Section 3.21
              "DIRECTING PARTY"                                  Section 9.1(f)
              "FINAL WORKING CAPITAL"                            Section 2.5
              "FIRPTA STATEMENT"                                 Section 9.4
              "LEASES"                                           Section 3.15(b)
              "LIABILITY SCHEDULES"                              Section 10.3(a)
              "LIABILITY"                                        Section 10.3(b)
              "LISTED TITLE POLICIES"                            Section 3.24
              "LOSSES"                                           Section 10.3
              "MULTIEMPLOYER PLAN"                               Section 3.9(a)
              "NON-CURRENT LIABILITIES SCHEDULE"                 Section 10.3(a)
              "OBJECTION NOTICE"                                 Section 2.4(b)
              "OBJECTION PERIOD"                                 Section 2.4(b)
              "PLAN SPONSOR"                                     Section 6.1(c)
              "POLICIES"                                         Section 3.24
              "PRE-CLOSING MATTERS"                              Section 10.3(b)
              "PRE-CLOSING TAXES"                                Section 9.1(e)
              "PROPERTY TAXES"                                   Section 9.1(c)
              "PURCHASE PRICE"                                   Section 2.2
              "REAL PROPERTY"                                    Section 3.15



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              Defined Term                                       Reference
              ------------                                       ---------
              "RECITAL"                                          Section 3.24
              "REDLAND PENSION PARTICIPANTS"                     Section 6.1(c)
              "REDLAND PENSION PLAN"                             Section 6.1(c)
              "REPORTS"                                          Section 3.16(b)
              "SELLER INDEMNITEES"                               Section 10.4
              "SETTLEMENT PROPOSAL"                              Section 10.5(a)
              "STOCK"                                            Recital A
              "SUPPLEMENTAL SCHEDULES"                           Section 5.2(c)
              "THIRD PARTY CLAIM"                                Section 10.5(a)
              "TITLE COMPANY"                                    Section 5.11
              "TITLE POLICIES"                                   Section 3.24
              "TRANSFER"                                         Recital C
              "TRIANGLE TRACT"                                   Section 5.13
              "VALUATION DATE"                                   Section 6.1(c)
              "WARN"                                             Section 6.3
              "WORKING CAPITAL STATEMENT"                        Section 2.4(a)


                                   ARTICLE II.
                         PURCHASE AND SALE OF THE STOCK

         2.1. Sale and Transfer of the Stock. Subject to the conditions to Closing set forth in Article VII of this Agreement, at the Closing Seller will Transfer to Acquiror, and Acquiror will purchase and accept from Seller, all of the Stock.

         2.2. Payment. In consideration of the Transfer of the Stock and the other undertakings of Seller under this Agreement, at the Closing Acquiror will pay to Seller $272.0 million (the "PURCHASE PRICE") via wire transfer of immediately available funds to an account designated by Seller.

         2.3. Closing. Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 8.1 and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article VII, the closing of the Transfer of the Stock (the "CLOSING") will take place at the offices of Jones, Day, Reavis & Pogue, Dallas, Texas at 9:00 a.m. on the fifth business day following the fulfillment or, if



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

permissible, waiver of the conditions set forth in Section 7.1, unless another date or time is agreed to in writing by the parties to this Agreement (the "CLOSING DATE"). The Closing will be effective as of 12:01 a.m. on the Closing Date.

         2.4. Working Capital Statement.

         (a) As promptly as practicable and in any event within 90 days after the Closing Date, Seller will prepare and deliver to Acquiror a consolidated balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (except that any liability for Taxes which are the responsibility of Seller pursuant to Section 9.1(a) shall be eliminated therefrom) (the "CLOSING DATE BALANCE SHEET"), and a certificate of Seller (the "WORKING CAPITAL STATEMENT") based on the Closing Date Balance Sheet setting forth Seller's calculation of the Working Capital. Seller will afford one or more representatives of Acquiror (including its auditors) the opportunity to review Seller's preparation of the Closing Date Balance Sheet and the Working Capital Statement, including, without limitation, the opportunity to observe any physical inventory count and other accounting procedures. If Acquiror and Seller agree upon the accuracy of the Closing Date Balance Sheet and the calculation of the Working Capital within 90 days after the delivery to Acquiror of the Closing Date Balance Sheet and Working Capital Statement, Sections 2.4(b) and 2.4(c) will not apply; however, if Acquiror and Seller do not so agree, then Sections 2.4(b) and 2.4(c) will apply.

         (b) If Acquiror disputes the accuracy of the Closing Date Balance Sheet or otherwise disagrees with Seller's calculation of the Working Capital, Acquiror may, within 90 days (the "OBJECTION PERIOD") after the delivery to Acquiror of the Closing Date Balance Sheet and Working Capital Statement, deliver a notice (the "OBJECTION NOTICE") to Seller disputing the accuracy of the Closing Date Balance Sheet and the calculation of the


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

Working Capital and setting forth Acquiror's proposed corrections to the Closing Date Balance Sheet and the calculation of the Working Capital. Any Objection Notice shall specify in reasonable detail those items or amounts as to which Acquiror disagrees and the basis for the disagreement. Acquiror shall be deemed to have agreed with all other items and amounts contained in the Closing Date Balance Sheet and the Working Capital Statement to which no specific objection has been made. If Acquiror does not deliver the Objection Notice within the Objection Period, Acquiror shall be deemed to agree in all respects with Seller's preparation of the Closing Date Balance Sheet and calculation of the Working Capital.

         (c) If an Objection Notice shall be properly and timely delivered, Acquiror and Seller shall cause KPMG Peat Marwick, LLP (or, if they are unable or unwilling to serve, a firm of independent accountants of nationally recognized standing reasonably satisfactory to Acquiror and Seller (which shall not have any material relationship with Acquiror, Seller or the Company or any of their respective controlled affiliates)) (the "ACCOUNTANTS") to promptly review this Agreement and the disputed items or amounts in the Closing Date Balance Sheet and the Working Capital Statement for the purpose of calculating the Working Capital. In making such calculation, the Accountants shall consider only those items or amounts in the Closing Date Balance Sheet or in Seller's calculation of the Working Capital as to which Acquiror has, in the Objection Notice, disagreed and such other issues as may reasonably be affected by the items as to which Acquiror has disagreed. The Accountants shall deliver to Acquiror and Seller, as promptly as practicable, but no later than sixty (60) days after the Accountants are engaged, a written report setting forth their calculation of the disputed items. Absent manifest error, such report shall be final and binding upon Acquiror and Seller. The cost of such review and report shall be divided equally between Seller and Acquiror.


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

         (d) Each of Acquiror and Seller will cooperate and assist in the preparation of the Closing Date Balance Sheet and the Working Capital Statement and in the conduct of the reviews referred to in this Section 2.4, including, without limitation, Acquiror making available to the extent necessary or helpful books, records, work papers and personnel of the Company and access to the assets of the Company and Seller making available to the extent necessary or helpful books, records, work papers and personnel of Seller.

         2.5. Working Capital Adjustment. If the Final Working Capital is calculated to be in excess of $19.6 million, Acquiror shall pay to Seller within five days of such final calculation the amount of such excess. If the Final Working Capital is calculated to be less than $19.6 million, Seller shall pay to Acquiror within five days of such final calculation the amount of such deficiency. "FINAL WORKING CAPITAL" means the amount of the Working Capital as finally determined pursuant to Section 2.4; provided, however, that in no event shall the Final Working Capital be more than Seller's calculation of the Working Capital delivered pursuant to Section 2.4(a) or less than Acquiror's calculation of the Working Capital delivered pursuant to Section 2.4(b). The amount of any payment to be made pursuant to this Section 2.5 will bear interest from the Closing Date to the date of payment at a rate per annum equal to the lesser of
(i) the "Prime Rate" published by The Wall Street Journal, in the "Money Rates" section thereof on the first business day following the Closing Date, or (ii) the maximum rate permitted by applicable Law. Such interest shall be compounded daily and shall be calculated on the basis of a 365-day year and the actual number of days elapsed.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Acquiror as follows:

         3.1. Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Subsidiaries has been duly organized and is validly existing as a corporation or as a partnership, as the case may be, and each of the Subsidiaries that is a corporation is in good standing under the laws of its jurisdiction of incorporation. The Company and each of its Subsidiaries that is a corporation is duly qualified as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification. The Company and each of its Subsidiaries has the requisite corporate or partnership power, as the case may be, and authority to own and operate its properties and carry on its businesses as it is now being conducted. Seller has heretofore made available to Acquiror true, correct and complete copies of (i) the Company Charter and the Company Bylaws, (ii) the charter and the bylaws of each Subsidiary that is a corporation, (iii) the stock ledgers of the Company and its Subsidiaries that are corporations, (iv) the partnership agreements of the Subsidiaries that are partnerships, (iv) the minutes of the meetings of the boards of directors of the Company and its Subsidiaries that are corporations and any committees thereof and (vi) the minutes of the meetings of the partners of the Subsidiaries that are partnerships.

         3.2. Corporate Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated to be performed hereunder have been duly authorized by all necessary corporate actions. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         3.3. Conflicts and Defaults. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement by Seller nor the performance by Seller of the transactions contemplated hereby will violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, Lien, lease, agreement, instrument, order, judgment, decree, or other arrangement to which the Company, any of its Subsidiaries or Seller is a party or is bound. Except as set forth on Schedule 3.3, the Company is not in violation of the Company Charter or the Company Bylaws, the Subsidiaries that are corporations are not in violation of their charter or bylaws and the partnership agreements for the Subsidiaries that are partnerships are in full force and effect and there are no defaults thereunder. The Company and its Subsidiaries are not in breach of, or default under, any contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, Lien, lease, agreement, instrument, order, judgment, decree or other arrangement and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

         3.4. Capital Stock.

         (a) The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of voting common stock, of which one hundred (100) shares are issued and outstanding. The Stock constitutes all of the issued and outstanding capital stock of the Company. Seller is the registered and beneficial owner of the Stock free and clear of any Lien. Upon consummation of the transactions contemplated by this Agreement and registration of the Stock in the name of Acquiror in the stock records of the Company, Acquiror will own all of the issued and outstanding capital stock of the Company free and clear of any Lien.

         (b) The Stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no (i) securities of Seller or the Company convertible into or exchangeable for shares of capital stock of the Company,
(ii) warrants, options or other rights to acquire from Seller or the Company, or other obligations of Seller or the Company to issue, any capital stock or securities convertible into or exchangeable for capital stock of the Company, or
(iii) bonds, debentures, notes or other obligations or securities of Seller or the Company the holders of which have the right to vote with the stockholders of the Company on any matter submitted to the vote of the Company's stockholders. Except pursuant to the partnership agreements set forth on Schedule 3.4(b), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding capital stock of the Company or any outstanding equity interest of any of its Subsidiaries.

         (c) Except as disclosed in Schedule 3.4(c), neither the Company nor any of its Subsidiaries, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust or other business entity.

         (d) Except as set forth on Schedule 3.4(d), the Company is the registered and beneficial owner of all of the issued and outstanding equity interest of the Subsidiaries free and clear of any Lien. Except as set forth on
Schedule 3.4(d), no consent is required from any holder of a minority equity interest in any Subsidiary in connection with the execution, delivery or performance by Seller of its obligations under this Agreement.

         (e) The outstanding capital stock of the Subsidiaries that are corporations has been duly authorized and validly issued and is fully paid and non-assessable. Neither the Company nor any of its Subsidiaries has any obligation to make a payment to any Subsidiary that is a partnership in respect of any partnership interest therein held by the Company or any of its Subsidiaries. There are no (i) securities of Seller, the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or evidence of any equity interest of any Subsidiary, (ii) warrants, options, or other rights to acquire from Seller, the Company or any Subsidiary, or other obligation of Seller, the Company or any Subsidiary to issue, any capital stock or evidence of any equity interest or securities convertible into or exchangeable for capital stock or evidence of any equity interest of any Subsidiary, or (iii) bonds, debentures, notes or other obligations or securities of Seller, the Company or any Subsidiary the holders of which have the right to vote with the stockholders or partners, as the case may be, of any Subsidiary on any matter submitted to the vote of such Subsidiary's stockholders or partners.

         (f) Except pursuant to the partnership agreements set forth on Schedule 3.4(b) or as set forth on Schedule 3.4(f), there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

         3.5. Consents and Approvals. Except as set forth on Schedule 3.5, other than the filing of applicable HSR Filings and the expiration and termination of the applicable waiting period thereunder, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Person is required with respect to Seller in connection with the execution, delivery or performance by Seller of its obligations under this Agreement.

         3.6. Compliance with Applicable Laws. The Company and its Subsidiaries have conducted their operations in accordance with, and all of the Company's and its Subsidiaries' real property and personal property (regardless of whether the same is owned or leased) are in compliance with, all Laws applicable thereto, and neither the Company, any of its Subsidiaries nor Seller has received any notice of any violation of Laws that remains a violation. Neither the Company, any of its Subsidiaries nor Seller has been charged with, is in receipt of any notice or warning of, or to Seller's knowledge, under investigation with respect to, any failure or alleged failure to comply with any provision of any applicable Laws which notice or warning remains unresolved. Except as set forth on Schedule 3.6, without limiting the foregoing: (i) each of the Company and its Subsidiaries has all Permits required to operate the Business as presently conducted or as presently planned to be conducted at the Beckmann Tract and/or the Rogers Tract through the first anniversary of the date hereof; (ii) all such Permits are in full force and effect; and (iii) each of the Company and its Subsidiaries is in compliance with its Permits.

         3.7. Litigation. Except as disclosed in Schedule 3.7 there are no civil, criminal or administrative claims, actions, proceedings or suits or, to Seller's knowledge, investigations pending or threatened against the Company or any of its Subsidiaries. Except as disclosed in Schedule 3.7, there are no judgments, decrees or orders issued by any court, board or other Governmental Entity presently outstanding and unsatisfied against the Company or any of its Subsidiaries or any of their respective assets.

         3.8. Taxes.

         (a) The Company is the common parent of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) eligible to file consolidated federal income Tax Returns. From May 28, 1998 through the Closing Date, the Company has included (or, with respect to the taxable year ending on the Closing Date, will include) each "includible corporation" (within the meaning of Section 1504(b) of the Code) in its consolidated federal income Tax Return as a member of the affiliated group of which the Company is the common parent.

         (b) Except as otherwise disclosed in Schedule 3.8, (i) the Company and each of its Subsidiaries have filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company and each of its Subsidiaries and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) there is no action, suit, proceeding, investigation within the knowledge of Seller, audit or claim now pending against, or with respect to, the Company or any of its Subsidiaries in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Tax authority; (v) since May 28, 1998, no claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to Seller's knowledge is any such assertion threatened; (vi) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (vii) there are no presently effective waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries; (viii) no property of the Company or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ix) neither the Company nor any of its Subsidiaries is a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (x) neither the Company nor any of its Subsidiaries has any deferred gain or loss in excess of $500,000 arising from any particular intercompany transaction, within the meaning of Treasury Regulations ss. 1.1502-13; (xi) neither the Company nor any of its Subsidiaries is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; and (xii) the Company and each of its Subsidiaries have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

         3.9. Employee Plans and Benefit Arrangements. Schedule 3.9 identifies each Employee Plan and Benefit Arrangement that is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Subsidiaries or under which any of them has any material liability or obligation (collectively, the "COMPANY'S BENEFITS"). Except as set forth on Schedule 3.9:

         (a) None of the Employee Plans is a multiemployer plan, as defined in
Section 3(37) of ERISA ("MULTIEMPLOYER PLANS"), and neither the Company nor any Subsidiary has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan, nor has any of them taken any action which has resulted or could result in any liability with respect to any Multiemployer Plan.

         (b) Each Employee Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of any such Employee Plan that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

         (c) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trust established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). No accumulated funding deficiencies exist in any of the Employee Plans subject to Section 412 of the Code.

         (d) Each actuarial report provided to Acquiror pursuant to Section 3.9(h) accurately reflected, as of its date, the funding status of each Employee Plan based on the actuarial assumptions set forth in such report.

         (e) Neither the Company nor any Subsidiary has terminated any Employee Plan subject to Title IV, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Employee Plans have been paid. Neither the Company nor any Subsidiary has engaged in any transaction described in Section 4069 of ERISA.

         (f) There has been no "reportable event" within the meaning of Section 4043 of ERISA with respect to any Employee Plans subject to Title IV of ERISA which would require the giving of notice or any other event requiring disclosure under Section 4041 (c)(3)(C) or 4063(a) of ERISA.

         (g) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Employee Plans.

         (h) True, correct and complete copies of the following documents with respect to each of the Employee Plans have been delivered to Acquiror by the
Company: (i) all plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500, 990 and 1041 filed by the Company or any Subsidiary;
(iii) the last IRS determination letter; (iv) summary plan descriptions; (v) the most recent actuarial report relating to the Employee Plans; (vi) written descriptions of all non-written agreements relating to the Employee Plans; and
(vii) all third party employee benefits administrative contracts relating to any Employee Plans. (As used in clause (iii), the "last IRS determination letter" means the last IRS determination letter received in response to a determination letter application on Form 5300, a complete copy of such application, and any subsequent determination letters, including complete copies of the applications for such determination letters ("application" includes any and all correspondence relating to the applications between the Internal Revenue Service and applicant or its representatives). The requirement to furnish the last IRS determination letter applies with respect to each Employee Plan and any predecessor thereto. In the case of the Redland Pension Plan, as defined in
Section 6.1(c), this requirement shall only apply to the predecessor or predecessors of the Redland

Pension Plan that covered Employees with respect to which benefit liabilities are to be transferred to the Acquiror's Plan as contemplated by Section 6.1(c), and in the case of the Redland Stone 401(k) Plan, this requirement shall only apply to the predecessor or predecessors of the Redland North America 401(k) Plan that covered Employees prior to the adoption of the Redland North America 401(k) Plan.)

         (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the knowledge of Seller, against any fiduciary of the Employee Plans with respect to the operation of such plans (other than routine benefit claims), nor does Seller or the Company have knowledge of facts which could form the basis for any such claim or lawsuit.

         (j) All amendments and actions required to bring the Employee Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable Law have been made or taken except to the extent that such amendments or actions are not required by Laws to be made or taken until a date after the Closing Date.

         (k) Any bond required with respect to the Employee Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

         (l) The Employee Plans have been maintained in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state Laws, and neither the Company, its Subsidiaries, nor, to the knowledge of Seller, any other "party in interest" or "disqualified person" with respect to the Employee Plans has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code. Neither the Company nor any of its Subsidiaries nor, to the knowledge of Seller, any other fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

         (m) None of the Employee Plans or Benefit Arrangements provides retiree life, retiree health benefits or any other post-termination benefits except as may be required under Section 4980B of the Code or Section 601 of ERISA and at the expense of the participant or the participant's beneficiary. The Company and the Subsidiaries have at all times complied with the notice and health care continuation requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA.

         (n) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or the Subsidiaries, (ii) increase any benefits otherwise payable under any Employee Plan or Benefit Arrangement, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Plan or Benefit Arrangement, (iv) qualify as a "change of control" or similar event under any Employee Plan or Benefit Arrangement or (v) result in any payment becoming due to any employee that may be nondeductible under Section 28OG of the Code.

         (o) There has been no "mass layoff" or "plant closing" as defined by WARN or any similar state or local "plant closing" law with respect, to the current or former employees of the Company and its Subsidiaries.

         3.10. Labor Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or union contract. Except as set forth on Schedule 3.10, (a) no union organizing campaign is in progress with respect to the employees of the Company or any of its Subsidiaries; (b) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of Seller, threatened before the National Labor Relations Board; and (c) no charges with respect to or relating to the Company or any Subsidiary are pending or, to the knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any other federal or state agency responsible for the prevention of unlawful employment practices.

         3.11. Contracts. Schedule 3.11 constitutes a complete and accurate list as of the date of this Agreement of each contract or agreement, whether oral or written, to which the Company or any of its Subsidiaries is a party that (i) requires a remaining payment to or by the Company or any of its Subsidiaries of more than $250,000 in any consecutive twelve-month period, and (ii) is not cancelable without material penalty or other charge by the Company or any of its Subsidiaries on 60 days notice or less.

         3.12. Environmental Compliance.

         (a) Seller has delivered to Acquiror a true and correct copy of any environmental assessment or audit of the Real Property prepared since January 1, 1993 and in the possession of the Company, any of its Subsidiaries or Seller, other than any environmental assessment or audit commissioned by Acquiror.

         (b) Each of the Company and its Subsidiaries has obtained all required permits, kept all required records and made all filings required by applicable Environmental Laws with respect to emissions, past or present, into the environment (including solids, liquids and gases) and the proper disposal of such materials (including solid waste materials), in each case excluding any failure to obtain permits, keep records, or make filings if such failure has been fully remedied (i.e., all required permits, records and filings have now been obtained, maintained or made, as the case may be, and any fines, penalties and/or other sanctions have been paid or otherwise satisfied in full) by the Company and its Subsidiaries.

         (c) Except as described on Schedule 3.12(c), none of the assets owned or used by the Company or any of its Subsidiaries, including the Real Property, have been contaminated since January 1, 1993 (provided that at the time of such contamination the property was owned or operated by the Company or its Subsidiaries) or are contaminated with any pollutant, contaminant, chemical, hazardous wastes, hazardous substances, or other hazardous or toxic materials (as defined in the Environmental Laws) so as to constitute a violation of any of the Environmental Laws or so as to require any corrective or remedial action under any of the Environmental Laws. Except as described on Schedule 3.12(c), there are no transformers, capacitors or other equipment included in or located on the assets owned or used by the Company or any of its Subsidiaries (including the Real Property) which, with respect to such items owned by the Company or its Subsidiaries contain or, with respect to such items owned by others to Seller's knowledge, contain polychlorinated biphenyls in violation of any Law. Except as described in Schedule 3.12(c), no portion of the Real Property is a wetland as defined in 33 C.F.R. ss. 328.3. Except as set forth on Schedule 3.12(c), there are no underground storage tanks located on or under any Real Property.

         (d) Except as set forth in Schedule 3.12(d), each of the Company and its Subsidiaries is in compliance with all Environmental Laws and all Permits obtained pursuant thereto. Schedule 3.12(d) describes all citations received by the Company or any of its Subsidiaries on or after January 1, 1993 relating to violations of any Environmental Laws or Permits. There is no pending or, to the knowledge of Seller, threatened civil or criminal litigation, notice of violation or administrative proceeding in which the Company or any of its Subsidiaries is a party relating in any way to the Environmental Laws, and to the knowledge of Seller, there is no basis for any such litigation, notice or proceeding.

         3.13. Financial Statements. The Financial Statements, copies of which are attached to this Agreement as Schedule 3.13(a), present fairly, in conformity with GAAP, the consolidated financial position of the Company as of the dates thereof and its results of operations and cash flows for the fiscal periods then ended. The unaudited consolidated balance sheet of the Company as of June 30, 1998, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1998, copies of which are attached to this Agreement as Schedule 3.13(b), present fairly, in conformity with GAAP (except as set forth therein), the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended.

         3.14. Absence of Certain Changes or Events. Except as disclosed in
Schedule 3.14 or as otherwise contemplated by this Agreement, since the Balance Sheet Date the Company and each of its Subsidiaries has conducted the Business in the ordinary course, consistent with past practices, and except as disclosed in Schedule 3.14, there have not been (a) any events, changes or developments that constitute, individually or in the aggregate, a Material Adverse Effect or
(b) any action or inaction that would constitute a breach of the terms of Exhibit A to this Agreement.

         3.15. Real Property.

         (a) Schedule 3.15 describes all real properties owned or leased by the Company or any of its Subsidiaries (the "REAL PROPERTY"), the nature of the interest of the Company or such Subsidiary in those properties and the approximate acreage of each of these properties. The perimeter descriptions for the Beckmann Tract, the Rogers Tract and the

Partnership Tract attached hereto as Schedules 1.1A, 1.1B and 1.1C accurately describe the property boundaries of the Beckmann Tract, the Rogers Tract and the Partnership Tract, respectively, and there are no strips, gaps or gores within the Real Property outlined in black on the map in Schedule 1.1A. The property boundaries for the Beckmann Tract, the Rogers Tract and the Partnership Tract are accurately depicted on the maps attached hereto as Schedules 1.1A, 1.1B and 1.1C, respectively. There is no real property (other than the Real Property) the use or possession of which by the Company or any of its Subsidiaries is necessary to carry on the Business. Except as described on Schedule 3.15, the Company and each of its Subsidiaries has (i) such title to the Real Property as is legally sufficient for the current use thereof in the Business as presently conducted or as presently planned to be conducted through the second anniversary of the date hereof, (ii) good and indefeasible title in fee simple (except for Permitted Liens) to all Real Property shown in Schedule 3.15 as owned by it and
(iii) valid leaseholds (except for Permitted Liens) in all Real Property shown in Schedule 3.15 as leased by it, in each case under valid and enforceable leases. The Real Property is owned or leased by the Company and its Subsidiaries free and clear of all Liens except for Permitted Liens.

         (b) None of the leases identified in Schedule 3.15 (collectively, the "LEASES") has been modified or amended in writing, and no notice of termination has been delivered with respect thereto, except as set forth in Schedule 3.15. Except as set forth on Schedule 3.15, (i) neither the Company nor any of its Subsidiaries is in breach of or default under any Lease (and no event has occurred which, with due notice or lapse of time or both, may constitute such a breach or default), and (ii) no party to any Lease has given the Company or any of its Subsidiaries written notice of or made a claim with respect to any breach or default.

         (c) The buildings, driveways and all other structures and improvements upon the Real Property are all within the boundary lines of the applicable property or have the benefit of valid easements or other legal rights and there are no encroachments thereon that would affect the use thereof.

         3.16. Assets; Reserves.

         (a) Except as described on Schedule 3.16(a) the Company and each of its Subsidiaries has title to the assets necessary to carry on the Business free and clear of all Liens, except for Permitted Liens. Schedule 3.16(a) sets forth a copy of the fixed asset ledger maintained by the Company in the ordinary course of business.

         (b) Schedule 3.16(b) sets forth a list of all geological reports (the "REPORTS") with respect to the Real Property prepared by or for the Company or any of its Subsidiaries. Seller has furnished a true, correct and complete copy of all such Reports to Acquiror or its representatives. Except where a later dated Report may contradict an earlier dated Report or as set forth on Schedule 3.16(b), neither Seller nor the Company or any of its Subsidiaries have any knowledge that such Reports contain any inaccuracy (including, without limitation, with respect to the extent of the reserves or the ability to exploit such reserves) and Seller, the Company and its Subsidiaries have no reason to believe that such Reports are inaccurate. Except as set forth on Schedule 3.16(b), no Person (i) has commenced or, to the best of Seller's knowledge, threatened to commence, any proceeding seeking to establish, or (ii) has asserted or has any basis to assert any claim, in each case that such Person has any right to the reserves set forth in the Reports (including, without limitation, the right to exploit or utilize the reserves).

         3.17. Brokers and Finders. None of Seller or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commission or finders fees in connection with the transactions contemplated hereby, except for fees and expenses of Dresdner Kleinwort Benson North America LLC, which shall be paid by Seller.

         3.18. Transactions with Affiliates. Except as set forth in Schedule 3.18, no officer, no director, no shareholder and no persons controlled by any officer, director or shareholder of the Company or any of its Subsidiaries or any entity in which any such officer, director or other affiliate or associate,
(a) owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such person), or has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company or any of its Subsidiaries (other than a contract, arrangement or understanding relating to any such person's ordinary course of employment with the Company or any of its Subsidiaries); (ii) as of the Closing, any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any of its Subsidiaries; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any of its Subsidiaries, except for minor items of personal property owned and/or used by employees in connection with their employment, or
(b) has sold or transferred any property or assets to or purchased or acquired any property or assets from, or otherwise engaged in any other transactions with the Company or any of its Subsidiaries, except that the Company and any of its Subsidiaries may have engaged in any of the foregoing transactions in this clause (b) in the ordinary course of business at prices and on terms and conditions no less favorable to the Company or such Subsidiary than could have been obtained in an arm's-length basis from unrelated third parties.

         3.19. Repayment or Release of Indebtedness or Obligations. As of the Closing Date, all (i) outstanding indebtedness of the Company (on a consolidated basis) owed to Seller or any of Seller's Affiliates and (ii) obligations of the Company (on a consolidated basis) for borrowed money (and all obligations, contingent or otherwise, of the Company or any of its Subsidiaries guaranteeing or having the economic effect of guaranteeing any obligation for borrowed money of any other Person) to any other Person, in each case will have been repaid or released such that the Company (on a consolidated basis) will not have any of such outstanding indebtedness and obligations, as the case may be, as of the Closing.

         3.20. Maintenance of Equipment. Since the Balance Sheet Date, the Company and its Subsidiaries have maintained all of their equipment and other personal property in the ordinary course of business consistent with past practice.

         3.21. Credit Union. Redland Employees Credit Union (the "CREDIT UNION") is a Texas chartered credit union, validly existing and in good standing under the laws of the State of Texas, and duly organized and in good standing under all laws, rules, and regulations of the State of Texas and the laws of the United States of America applicable to Texas credit unions and is an insured credit union under the National Credit Union Share Insurance Fund. Schedule 3.21, sets forth all agreements, contracts, employee sharing agreement, or other arrangements of any kind or nature, either oral or written, currently existing between the Company and the Credit Union. The Company has no membership or equity interest (direct or indirect) in the Credit Union. Except as set forth on
Schedule 3.21, there are no actions or proceedings pending or, to the knowledge of Seller, threatened against the Credit Union by or before any federal or state regulatory authority, including, without limitation, the Texas Credit Union Department, the National Credit Union Association and the IRS or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government.

         3.22. Insurance. Schedule 3.22 lists the fidelity bonds (other than any of such bonds that have been released or have expired or properly terminated) and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the properties, assets and operations of the business of the Company and its Subsidiaries in effect on the date hereof as well as over the last 5 years. Seller has furnished a true, complete and accurate copy of all such policies and bonds to Acquiror. No action or omission by Seller, the Company or any of its Subsidiaries has caused any of such policies or bonds not to be in full force and effect and not to be sufficient for all applicable requirements of law. Such policies and bonds will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries are not in default under any provisions of any such policy of insurance and have not received notice of cancellation of any such insurance. Except as set forth on Schedule 3.22, there is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed (other than reservations of rights) by the underwriters of such policies or bonds; provided, however, that there is no reservation of rights with respect to the insurance covering the first two items set forth on Schedule 3.7 as of the date hereof. Between the Balance Sheet Date and the date hereof, except as set forth in Schedule 3.22, neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing such policies, that insurance rates will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks), that there will hereafter be a cancellation, or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of existing policies, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or its Subsidiaries, purchase of additional equipment, or modification of any of the methods of doing business of the Company or its Subsidiaries, will be required or suggested.

         3.23. Trademarks, Trade Names and Know-How. Schedule 3.23 sets forth a true and complete list of all United States and foreign patents, patent rights, trademarks, service marks, trade names and trade secrets and proprietary know-how previously identified by the Company as being such (either registered, applied for, or common law) owned by, registered in the name of, licensed to, or used in the business of each of the Company and its Subsidiaries (the "INTANGIBLE ASSETS"). Such list includes a summary description of each such item and specifies, where applicable, the date granted or applied for, the expiration date and the current status thereof. Except as set forth on Schedule 3.23, there is no restriction affecting the Company's or its Subsidiaries' use of any of the Intangible Assets, and no license has been granted with respect thereto. None of the Intangible Assets are currently being challenged, or are involved in any pending or, to the knowledge of the Seller, threatened administrative or judicial proceeding. The Company's and its Subsidiaries' respective rights in and to the Intangible Assets are sufficient and adequate in all respects to permit them to carry on the Business, and none of the products or operations of any of the Company or its Subsidiaries involves any infringement of any proprietary right of any other Person.

         3.24. Title Insurance. Schedule 3.24 sets forth a true, correct and complete list and a summary description of the policies of title insurance insuring the Company's and its Subsidiaries' interest in the Real Property obtained since January 1, 1993 (collectively, the "LISTED TITLE POLICIES"). Seller has furnished a true, correct and complete copy of all such Listed Title Policies to Acquiror. All policies of title insurance naming the Company's and its Subsidiaries' interest in the Real Property are hereby defined as "TITLE POLICIES". Except as set forth in Schedule 3.24, none of the Title Policies have been terminated by virtue of an act or omission to act of the Seller and any of its Affiliates (including the Company). There is no claim by the Company, any of its Subsidiaries or any other Person pending under any of the Title Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Title Policies.

         3.25. Customers and Suppliers. Schedule 3.25 sets forth a complete and correct list of: (a) all customers whose purchases from the Company or its Subsidiaries exceeded 3% of the consolidated net sales of the Company during the Company's last fiscal year; (b) the 10 largest suppliers by dollar volume of the Company and its Subsidiaries and the aggregate dollar volume of purchases (broken down by principal categories) by the Company or its Subsidiaries from such suppliers during such fiscal year; and (c) all distributors of any products of the Company or its Subsidiaries. Except as set forth in Schedule 3.25 or with respect to termination or changes not attributable to an act or omission of the Company or its Subsidiaries, none of such customers, suppliers or distributors has or, to the best knowledge of Seller, intends to terminate or change significantly its relationship with the Company or its Subsidiaries.

         3.26. Non-Conforming Rights. Non-conforming rights have been established under Chapter 35 of the United Development Code of the City of San Antonio with respect to each of the portions of the Beckmann Tract and the Rogers Tract described on
Schedule 3.26(a) such that on and after the Closing Date the Company will be permitted to carry-out mining activities as described on Schedule 3.26(b) on each such tract regardless of the zoning designations, and the Company has the right to construct and operate a tunnel connecting the Rogers Tract to the Beckmann Tract regardless of the zoning designations.

         3.27. Dispositions and Acquisitions. Except as set forth in Schedule 3.27, neither the Company nor any of its Subsidiaries has (i) any liability with respect to indemnification payments in excess of $1 million individually or $5 million in the aggregate relating to any disposition of a business by the Company or any of its Subsidiaries or (ii) any liabilities in excess of $1 million individually or $5 million in the aggregate assumed in connection with any acquisition of a business by the Company or any of its Subsidiaries.

                                   ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror hereby represents and warrants to Seller as follows:

         4.1. Corporate Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and is duly qualified as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the businesses conducted, by it require such qualification.

         4.2. Corporate Authority. Acquiror has the requisite corporate power and authority to own and operate its properties and carry on its businesses as they are now being conducted, and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by it of the transactions contemplated to be performed hereunder have been duly authorized by all necessary corporate actions. This Agreement is a valid and binding obligation of Acquiror, enforceable against it in accordance with the terms hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         4.3. Conflicts and Defaults. Neither the execution and delivery of this Agreement by Acquiror nor the performance by Acquiror of the transactions contemplated hereby will violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, Lien, lease, agreement, instrument, order, judgment, decree, or other arrangement to which Acquiror is a party or is bound. The Acquiror is not in violation of any of its organizational documents.

         4.4. Consents and Approvals. Other than the filing of applicable HSR Filings and the expiration or termination of the applicable waiting period thereunder, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Person is required with respect to Acquiror in connection with the execution, delivery or performance by Acquiror of its obligations under this Agreement.

         4.5. Investment Only. Acquiror is acquiring the Stock solely for the purpose of investment and not with a view to, or for sale or other disposition in connection with, any distribution thereof. Acquiror acknowledges that the Stock is not registered under the Act, or any applicable state securities laws and that the Stock may not be transferred, pledged or sold except pursuant to the registration provisions of the Act and such laws or pursuant to applicable exemptions therefrom. Acquiror has such knowledge, experience and skill in evaluating and investing in common stocks and other securities, based on actual participation in financial investment and business matters, so that it is capable of evaluating the merits and risks of an investment in the Stock and has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Company and the suitability of the Stock as an investment and can bear the economic risk of an investment in the Stock. No guarantees have been made or can be made with respect to the future value, if any, of the Stock, or the profitability or success of the businesses of the Company.

         4.6. Representations and Warranties. Acquiror acknowledges that Seller has made no representation or warranty as to the Company, or its businesses, prospects, assets, results of operations or condition (financial or otherwise), except as expressly set forth in this Agreement.

         4.7. Brokers and Finders. None of Acquiror or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby.

         4.8. Funds for the Acquisition. On or before the Closing Date, Acquiror shall have sufficient unencumbered funds to pay in cash the Purchase Price and all of its fees and expenses relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE V.
               CERTAIN ADDITIONAL COVENANTS OF SELLER AND ACQUIROR

         5.1. Conduct of the Company and Seller.

         (a) Except as set forth on Schedule 5.1, without the prior written consent of Acquiror, between the date hereof and the Closing Date, Seller shall not permit the Company or any of its Subsidiaries to, except as required or expressly permitted pursuant to the terms hereof:

                  (i) make any material change in the conduct of the Business of the Company or its Subsidiaries or enter into any transaction other than in the ordinary course of business consistent with past practice;

                  (ii) make any change in the Company Charter or the Company Bylaws or in the charter or bylaws of any Subsidiary which is a corporation or in the partnership agreement of any Subsidiary that is a partnership; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for capital stock or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or the capitalization of the Company or its Subsidiaries, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                  (iii) make any sale, assignment, transfer, abandonment or other conveyance of the assets, properties or rights (other than cash) of the Company or its Subsidiaries or any part thereof, except transactions pursuant to the existing contracts set forth in the Schedules hereto and dispositions of inventory or of worn-out or obsolete equipment in the ordinary course of business consistent with past practice;

                  (iv) subject any of the assets, properties or rights of the Company or its Subsidiaries, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a Material Adverse Effect;

                  (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock or any evidence of any ownership interest of the Company or its Subsidiaries or declare, set aside or pay any non-cash dividends or other non-cash distribution in respect of such shares or ownership interest;

                  (vi) acquire or sell any raw materials, other than in the ordinary course of business consistent with past practice;

                  (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this clause (vii) which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

                  (viii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions;

                  (ix) make or commit to make any capital expenditure in excess of $500,000 individually;

                  (x) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates except for the distribution or transfer of cash or the payment of debt;

                  (xi) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date hereof or such other insurance as may be required by law;

                  (xii) take any other action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct;

                  (xiii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write down the value of any inventory or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

                  (xiv) make, change or revoke any election or method of accounting with respect to Taxes inconsistent with any prior election or method of accounting affecting or relating to the Company or its Subsidiaries, provided that Acquiror's consent to this matter shall not be unreasonably withheld or delayed;

                  (xv) enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company or its Subsidiaries, provided that Acquiror's consent to this matter shall not be unreasonably withheld or delayed;

                  (xvi) release or forgive any claim or litigation or, except in the ordinary course of business consistent with past practice, waive any right thereto;

                  (xvii) make, enter into, modify, amend in any material respect or terminate any contract, bid or expenditure, where such contract, bid or expenditure is for (A) a contract entailing payments in excess of $400,000 or (B) a contract having a term in excess of 9 months; provided, however, that with respect to this clause
         (xvii), Acquiror's consent shall not be unreasonably withheld or delayed;

                  (xviii) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $50,000 in the aggregate, other than the payment, discharge, settlement or satisfaction of liabilities in the ordinary course of business consistent with past practice and except for any settlement or release that involves only the payment of money by the Company or any of its Subsidiaries;

                  (xix) make any loans to any third party in excess of $10,000 in the aggregate except in the ordinary course of business; or

                  (xx) commit to do any of the foregoing.

         (b) From and after the date hereof and until the Closing Date, the Seller shall cause the Company and each of its Subsidiaries to:

                  (i) continue to maintain, in all material respects (1) the assets, properties, rights, and operations of the Company and its Subsidiaries in accordance with normal practice and (2) the Permits of the Company and its Subsidiaries in accordance with normal practice;

                  (ii) continue to make capital expenditures substantially in accordance with the financial plan for the Company and its Subsidiaries;

                  (iii) file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                  (iv) continue to conduct the businesses of the Company and its Subsidiaries in the ordinary course consistent with past practice;

                  (v) keep its books of account, files and records in the ordinary course and in accordance with existing practice; and

                  (vi) use their commercially reasonable efforts to (1) preserve intact the operations, organization and reputation of the Company and its Subsidiaries, (2) keep available the services of the Company's and its Subsidiaries' present officers and key employees and (3) preserve the goodwill and business relationships of the suppliers and customers of the Company and its Subsidiaries.

         5.2. Disclosure Supplements.

         (a) Within 5 days after the execution of this Agreement, Seller shall circulate this Agreement and the Schedules to this Agreement to the management of the Company set forth on Schedule 11.9 or their successors ("COMPANY MANAGEMENT") for their review and comment with respect to the accuracy of the representations and warranties and the related Schedules. Seller shall cause the Company Management to promptly report in writing to Bruce Vaio any inaccuracies identified in such review. Seller shall promptly deliver each such written notice and all reports sent by Bruce Vaio to Acquiror as such notices and reports are received by Seller.

         (b) No earlier than 10 days and no later than 5 days prior to the Closing, Seller shall circulate this Agreement and the Schedules to this Agreement to the Company Management for their review and comment with respect to the accuracy of the representations and warranties and the related Schedules. Seller shall cause the Company Management to promptly report in writing to Bruce Vaio any inaccuracies identified in such review. Seller shall promptly deliver each such written notice and all reports sent by Bruce Vaio to Acquiror as such notices and reports are received by Seller but in any event no later than on the third day prior to the Closing.

         (c) At least two days prior to the Closing, Seller shall deliver updated Schedules to this Agreement (the "SUPPLEMENTAL Schedules"). The Supplemental Schedules shall reflect only those changes to the Schedules to this Agreement delivered on the date of the execution of this Agreement relating to facts, events or circumstances that occurred during the period after the execution of this Agreement but before the Closing Date.

         (d) No written notice delivered pursuant to Section 5.2(a) or 5.2(b) will be deemed to have (i) amended the Schedules delivered on the date hereof,
(ii) qualified the representations and warranties contained in Article III made as of the date hereof, or (iii) cured any misrepresentation or breach of warranty as of the date hereof. Acquiror's rights with respect to any breach of warranty or misrepresentation contained in this Agreement as of the date hereof will not be affected by any such notice.

         (e) The Supplemental Schedules will be deemed only to qualify the representations and warranties as of the Closing Date.

         (f) In addition to the right to seek relief for misrepresentations or breaches of warranty based on the contents of any Supplemental Schedule, Acquiror will be entitled to seek relief, subject to the terms of this Agreement, based on misrepresentations or breaches of warranty as of the date hereof regardless of the content of any Supplemental Schedules or notices or reports.

         5.3. Satisfaction of Conditions.

         (a) Each party to this Agreement shall use reasonable efforts to satisfy promptly all conditions precedent to the obligations of the other party to consummate the transactions contemplated by this Agreement.

         (b) In addition to the obligations set forth in Section 5.3(a), Acquiror and Seller, at each of their respective expenses, will timely and promptly make all filings which are required under the HSR Act. Acquiror and Seller will furnish to each other such necessary information and reasonable assistance as they may reasonably request in connection with the preparation of necessary filings or submissions to any Governmental Entity, including, without limitation, any HSR Filings. Acquiror and Seller will supply each other with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Acquiror or Seller or any of their respective representatives, on the one hand, and the FTC or Antitrust Division or any member of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each of Acquiror and Seller, as the case may be, agrees to use its reasonable effort to obtain, as promptly as practicable, the approval of the FTC or the Antitrust Division, as the case may be, of the purchase and the sale of the Stock by Acquiror, including by Acquiror agreeing to divest, hold separate or place in trust pending divestiture or further governmental investigation, such operations of Acquiror's business as may be required, requested or necessary to obtain the approval of the appropriate governmental enforcement agency.

         (c) Each of Acquiror and Seller shall use its reasonable efforts and pay all expenses necessary to obtain any licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts as are required for

Acquiror and Seller, as the case may be, to consummate the transactions contemplated hereby, and to effect all necessary registrations and filings, including without limitation, filings under the HSR Act. Subject to the terms and conditions hereof, each of Acquiror and Seller agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Each of Acquiror and Seller shall use its reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies, officials or other Governmental Entities), challenging this Agreement or the consummation of the transactions contemplated hereby.

         5.4. Public Announcements. Except as may be required by applicable Law, the rules of any applicable stock exchange or a Governmental Entity, Acquiror and Seller will consult prior to the issuance of any press release or the making of any such public statement relating to the transactions contemplated by this Agreement.

         5.5. Further Assurances. From and after the Closing, each of Seller and Acquiror shall execute and deliver, in the name and on behalf of Seller or Acquiror, as appropriate, any assignments or assurances and take and do, in the name and on behalf of Seller or Acquiror, as appropriate, any other actions and things reasonably necessary to carry out the intention of this Agreement.

         5.6. Environmental Inspection and Assessment; Special Indemnity.

         (a) At Acquiror's expense, Acquiror may cause an environmental consulting firm reasonably acceptable to Seller to conduct an inspection and environmental assessment of the Real Property. The scope of such inspection and assessment would consist of a so-called "Phase I" preliminary environmental audit of the Real Property. If, with respect to any Real Property, the "Phase I" for such Real Property indicates the existence of any potential environmental problem, Acquiror will have the right to conduct additional reasonable procedures, including without limitation, taking of groundwater samples, soil test borings, effluent or other discharge analyses. Acquiror will coordinate with Seller on the timing of the physical inspection.

         (b) Acquiror will indemnify, defend and hold Seller and the Company harmless from and against any and all physical damages that may be suffered or incurred by Seller or the Company as a result of any wrongful act or wrongful omission of Acquiror, the environmental consultant engaged by Acquiror, or their agents, subcontractors or representatives in the implementation of the environmental inspection and assessment. Seller will indemnify, defend and hold Acquiror harmless from and against any and all physical damages that may be suffered or incurred by Acquiror, the environmental consultant engaged by Acquiror, or their agents, subcontractors or representatives in the implementation of the environmental inspection and assessment as a result of any wrongful act or wrongful omission of Seller or the Company.

         5.7. Employee Communications. Prior to the Closing, Acquiror shall not communicate with Employees with respect to matters arising in connection with the transactions contemplated by this Agreement without the prior consent of Seller, which consent shall not be unreasonably withheld.

         5.8. Access to Books, Records and Personnel.

         (a) Prior to the Closing Date, Seller shall, and shall cause the Company and its Subsidiaries and the employees of Seller and the Company and its Subsidiaries to, upon reasonable request, fully cooperate with Acquiror and afford to Acquiror and its counsel, accountants and other authorized representatives, reasonable access during normal business hours to all books, records, data, facilities, properties and personnel (including the review of any auditors' work papers made available by such auditor it being understood that each of Seller and Acquiror will use their reasonable efforts to cause such auditor to afford access to its work papers) to the extent that such access may be reasonably requested by Acquiror (including, without limitation, with respect to the disposition and operation of the business of processing stone to produce lime and lime products); provided that no review of such materials or contact with personnel by Acquiror shall disrupt the operations of the Company or its Subsidiaries.

         (b) Following the Closing, each of Seller and Acquiror shall, and each of Seller and Acquiror shall cause its Affiliates and its employees and the employees of its Affiliates to, upon reasonable request, fully cooperate with Seller or Acquiror, as the case may be, and afford to Seller or Acquiror and their counsel, accountants and other authorized representatives reasonable access during normal business hours to all books, records, data, facilities, properties and personnel (including the review of any auditors' work papers of Seller, or with respect to period prior to the Closing the Company, made available by such auditor it being understood that each of Seller and Acquiror will use their reasonable efforts to cause such auditor to afford access to its work papers) and permit Seller or Acquiror and their respective counsel, accountants and other authorized representatives to reasonably make copies of such books, records and other data, to the extent that such access may be reasonably requested by Seller or Acquiror; provided, however, that no review of such materials or contact with personnel by Seller or Acquiror shall disrupt the operations of the Company; and provided, further, that this Section (i) shall not apply in the context of any dispute or proceeding between Acquiror (and after the Closing Date, the Company), on the one hand, and Seller, on the other hand, and (ii) is independent from the provision set forth in Section 2.4.

         5.9. Repayment or Release of Indebtedness or Obligations. On or before the Closing Date, Seller shall cause all (i) outstanding indebtedness of the Company (on a consolidated basis), owed to Seller or any of Seller's Affiliates and (ii) obligations of the Company (on a consolidated basis) for borrowed money (and all obligations, contingent or otherwise, of the Company or any of its Subsidiaries guaranteeing or having the economic effect of guaranteeing any obligation for borrowed money of any other Person) to any other Person, in each case to be repaid or released such that the Company (on a consolidated basis) will have no such outstanding indebtedness and obligations, as the case may be, as of the Closing Date.

         5.10. Resignations. Prior to the Closing, Seller shall cause to be delivered to Acquiror the written resignations of the directors and officers of the Company and its Subsidiaries (such resignations being resignations of their positions as such) specified in writing by Acquiror at least 5 days prior to the Closing; provided, however, that if any such resignation triggers the payment of any amount by the Company to any such Person under a contract or under any Employee Plan disclosed on Schedule 3.11 or 3.9, as the case may be, Acquiror shall bear the cost of such payment.

         5.11. Title Commitments. Seller shall, promptly (and in no event more than five (5) days) after the date hereof, order from a title company reasonably acceptable to Acquiror (the "TITLE COMPANY") a title insurance commitment or commitments with respect to (i) all Real Property that is used or intended to be used for the purpose of mining and (ii) the "Bender" site in Humble, Texas. Seller shall use its reasonable efforts to cause the Title Company to issue such title commitments as promptly as feasible and, immediately upon receipt thereof, shall deliver the same to Acquiror and, at Acquiror's request, to the surveyor or engineer that has been engaged by Acquiror to prepare surveys of the Real Property. To the extent Acquiror reasonably objects to any matter(s) reflected therein or requests additional information with respect thereto, Seller shall use its reasonable efforts to cause the Title Company to modify and/or supplement the commitments accordingly.

         5.12. Obligations and Liabilities. The parties hereby agree that on and after the Closing Date, the Company will continue to discharge its obligations and liabilities in the ordinary course of business, and Seller shall not be derivatively liable for such obligations and liabilities except to the extent expressly provided in this Agreement.

         5.13. Undertaking to Deliver Real Property Descriptions. Within 21 days of the date hereof, Seller shall deliver to Acquiror (i) a boundary description which accurately describes the collective perimeter boundary(ies) of the parcel(s) which comprise the Beckmann Tract, the Partnership Tract and the 95+/- acrE "TRIANGLE TRACt" and (ii) a map which accurately depicts the property boundary(ies) described in clause (i), identifies all of the courses and distances for such boundary(ies) and each strip, gap or gore within the Real Property outlined in black on the map included in Schedule 1.1A. The items delivered to Acquiror by Seller pursuant to this Section 5.13 shall be substituted for the corresponding items attached to this Agreement concurrently with the execution hereof as Schedules 1.1A, 1.1B and 1.1C.

                                   ARTICLE VI.
                                EMPLOYEE BENEFITS

         6.1. Maintenance of Benefits.

         (a) For a period of 12 months following the Closing Date, Acquiror shall cause the Company to provide Employees with the same base pay levels and comparable long-term and short-term incentive compensation bonus opportunities as were in place immediately prior to the Closing Date; provided, however, that the Company shall not be required to maintain base pay levels or long-term and short-term incentive compensation bonus opportunities at levels greater than those provided for similarly situated employees of Acquiror and its subsidiaries. Except as provided in the preceding sentence, Acquiror shall for a period of 12 months following the Closing Date, cause the Company to provide Employees with compensation and benefits comparable to the Company's Benefits. Notwithstanding any other provision of this Agreement (i) nothing in this Agreement will confer third-party beneficiary rights on any individual Employee or group of Employees, and (ii) nothing in this Agreement will prohibit Acquiror from permitting the Company during the 12-month period following the Closing Date to substitute any compensation or benefit plan, program, arrangement or structure for Employees so long as such Employees are treated on substantially the same basis as similarly situated employees of Acquiror and its Affiliates. Nothing in this Section 6.1(a) will limit Acquiror's right to permit the Company to terminate the employment of any Employee as of or following the Closing Date.

         (b) From and after the Closing Date, Acquiror will cause the Company to perform when due all obligations (i) under the Redland Aggregates North America Long-Term Incentive Program to Employees and (ii) under each severance or employment agreement to which the Company is a party in accordance with the terms and conditions of such Program and each such agreement as in effect on the Closing Date; provided, that nothing in this sentence shall be construed as prohibiting the Acquiror or the Company from amending or terminating such Program or any such agreement to the extent permitted by the terms of such Program or any such agreement. From and after the Closing Date, Acquiror will cause the Company to give Employees preacquisition service credit for purposes of eligibility, vesting and benefit accrual under Employee Plans or Benefit Arrangements adopted by the Company or otherwise made available by Acquiror to Employees at or after the Closing Date. "Preacquisition service credit" means service with the Company (or a predecessor or Affiliate of the Company) prior to the Closing Date to the extent such service was recognized for such purposes by the Company under similar plans and arrangements prior to the Closing Date, provided that the preacquisition service credit for benefit accrual purposes under a defined benefit pension plan shall be granted only if the benefit liability under an Employee Benefit Plan that is related to such service is transferred to such defined benefit pension plan, and provided further that preacquisition service credit shall not be granted for the purpose of retiree medical coverage. From and after the Closing Date, Employee Plans and Benefit Arrangements relating to Employees adopted by the Company or otherwise made available by Acquiror to Employees at or after the Closing Date shall (A) waive all pre-existing condition exclusions for each Employee to the extent that the Employee Plan or Benefit Arrangement replaces a similar Employee Plan or Benefit Arrangement maintained by the Company prior to the Closing Date and such condition was not excluded at the time of such replacement with respect to such Employee by such similar Employee Plan or Benefit Arrangement of the Company, and (B) credit each such Employee for purposes of deductible limits and copayment requirements during the remainder of the calendar year in which an Employee Plan or Benefit Arrangement replaces a similar Employee Plan or Benefit Arrangement of the Company with amounts so credited under such similar Employee Plan or Benefit Arrangement of the Company for such calendar year.

         (c) As soon as reasonably practicable after the Closing Date, Seller will cause the plan sponsor ("PLAN SPONSOR") of the Redland North America Retirement Plan or its successor (the "REDLAND PENSION PLAN") to transfer the vested and nonvested accrued benefits of participants in the Redland Pension Plan employed by the Company as of December 31, 1998 or the Closing Date, if earlier ("REDLAND PENSION PARTICIPANTS") and assets (cash or cash equivalents) equal to the present value of such benefits or, if less, such amount as may be permitted pursuant to Section 414(l) of the Code, to be transferred in a manner that satisfies Section 414(l) of the Code to a defined benefit pension plan or plans maintained or established by Acquiror which is qualified within the meaning of Section 401(a) of the Code ("ACQUIROR'S PLAN"). No transfer will occur until the Plan Sponsor and Seller agree as to the amounts to be transferred and have received such assurances as may be reasonable that the applicable provisions of the Code have been satisfied; provided, however, that Seller will not agree to any such amounts or assurances without the prior consent of Acquiror. The present value of vested and nonvested accrued benefits of Redland Pension Participants under the Redland Pension Plan will be determined by the Plan Sponsor's actuary as of December 31, 1998 (the "VALUATION DATE") on the basis of the mortality table prescribed by and an interest rate or rates permitted by Part 4044 of the Pension Benefit Guaranty Corporation regulations effective as of the Valuation Date, and such other actuarial assumptions and methods agreed to by both the Plan Sponsor's actuary and an actuary designated by Acquiror. On the date of the actual transfer from the Redland Pension

Plan to Acquiror's Plan, the amount so determined will be increased at the initial interest rate effective as of the Valuation Date as set forth for Annuity Valuations in Table I of Appendix B to Part 4044 of the Pension Benefit Guaranty Corporation regulations, unless the actual transfer occurs more than 180 days after the Valuation Date, in which case the initial interest rate shall be adjusted for each month following the Valuation Date to reflect the rate in effect for that month under Table I of Appendix B, and reduced by the amount of any benefit payments made to Redland Pension Participants for the period between the Valuation Date and the date of transfer. Acquiror will take such action as may be necessary to cause Acquiror's Plan to provide each Redland Pension Participant participating in Acquiror's Plan after the transfer with an accrued benefit that is not less than the accrued benefit transferred from the Redland Pension Plan and to provide all benefits protected by law, including optional forms of benefit. Acquiror's Plan will provide for benefit accrual for Redland Pension Participants effective as of the earlier of January 1, 1999 and the date that Redland Pension Participants cease benefit accruals under the Redland Pension Plan. Seller shall take such action as may be necessary to cause the Company to withdraw as a participating employer from the Redland Pension Plan effective as of the Closing Date. Seller agrees to cooperate with Acquiror and the Company after the Closing Date and to provide any information which Seller has or can reasonably obtain and any other assistance to the extent reasonably necessary in order for Acquiror and the Company to fulfill their reporting and disclosure obligations, to file determination letter applications or other applications for recognition of tax exemption, and to fulfill their obligations to protect accrued benefits with respect to Acquiror's Plan and the Company's Benefits.

         6.2. Vacation and Sick Leave. For a period of 12 months following the Closing Date, Acquiror will cause the Company to maintain vacation and sick leave policies for

Employees no less favorable than those maintained by the Company immediately prior to the Closing Date, and to credit all service earned by Employees prior to the Closing Date and to accept all vacation and sick leave days accrued by Employees as of the Closing Date.

         6.3. WARN. Acquiror shall not, at any time prior to 180 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of WARN.

                                  ARTICLE VII.
                           CONDITIONS TO THE TRANSFER

         7.1. Conditions to the Obligations of Each Party. The obligations of each of Seller and Acquiror to consummate the Transfer of the Stock are subject to the satisfaction of the following conditions:

         (a) the waiting period, if any, under the HSR Act relating to the transactions contemplated under this Agreement shall have expired or been terminated; and

         (b) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Transfer of the Stock or the transactions contemplated under this Agreement.

         7.2. Conditions to the Obligations of Seller. The obligation of Seller to consummate the Transfer of the Stock is subject to the satisfaction (or written waiver by Seller) of each of the following further conditions:

         (a) Acquiror shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this

Agreement at or prior to the Closing Date and Seller shall have received a certificate signed by an executive officer of Acquiror on behalf of Acquiror to the foregoing effect;

         (b) the representations and warranties of Acquiror contained in this Agreement and in any certificate or other writing delivered by Acquiror pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time and Seller shall have received a certificate signed by an executive officer of Acquiror to the foregoing effect; and

         (c) the Purchase Price shall have been paid by Acquiror via wire transfer of immediately available funds to an account designated by Seller.

         7.3. Conditions to the Obligations of Acquiror. The obligation of Acquiror to consummate the Transfer of the Stock is subject to the satisfaction (or written waiver by Acquiror) of each of the following further conditions:

         (a) Seller shall have performed and complied with in all material respects all obligations and covenants, required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Acquiror shall have received a certificate signed by an executive officer of Seller to the foregoing effect;

         (b) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller, the Company or any of its Subsidiaries, pursuant to this Agreement shall be true at and as of the Closing Date as if made at and as of such time (other than inaccuracies that in the aggregate do not constitute a Material Adverse Effect) and Acquiror shall have received a certificate signed by an executive officer of Seller to the foregoing effect; provided, however, that for the avoidance of doubt the parties expressly agree that the filing of any civil, criminal or administrative claim, action, proceeding or suit against Acquiror, Seller, the Company or any of their respective Subsidiaries after the date hereof could give rise to the non-satisfaction of this condition if, in the aggregate, such claims, actions, proceedings or suits constitute a Material Adverse Effect;

         (c) Seller shall have delivered to Acquiror at Closing the Stock free and clear of all Liens and encumbrances with the certificate or certificates evidencing the Stock duly endorsed;

         (d) (i) Seller shall have delivered to Acquiror title insurance commitments in accordance with the provisions of Section 5.11 hereof; and (ii) Acquiror shall have received current surveys of the Beckmann Tract, the Rogers Tract, the Partnership Tract, the "Hunter Tract" in New Braunfels, Texas, and the "Bender Tract" in Humble, Texas prepared by a surveyor or engineer licensed in the State of Texas (each such survey shall be prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys adopted by the American Land Title Association and the American Congress on Surveying & Mapping in 1997, certified to Acquiror's title insurance company (if any), Acquiror, any mortgagee of Acquiror and such other parties as Acquiror may designate), which surveys do not disclose any matters relating to the Company's (or the applicable Subsidiary's) title to the subject real property which make any of the representations or warranties contained herein inaccurate in a manner that constitutes a Material Adverse Effect; provided, however, that the conditions set forth in this Section 7.3(d) shall be of no further force or effect if, on or before November 30, 1998, (y) Acquiror fails to obtain a survey of the Beckmann Tract, the Rogers Tract, the Partnership Tract, the Hunter Tract or the Bender Tract or (z) Acquiror fails to notify Seller of any such inaccuracy;

         (e) Seller shall have delivered to Acquiror all consents, authorizations, orders and approvals set forth on Schedule 3.5;

         (f) Seller shall have delivered to Acquiror an opinion of counsel to Seller covering the matters set forth in Exhibit B hereto;.

         (g) Lafarge S.A. shall have duly executed and delivered to Seller a guaranty in the form attached to this Agreement as Exhibit C;

         (h) the Company shall have the ability in a commercially reasonable manner and in a manner consistent with its present plan to access, process, exploit or otherwise utilize the reserves as reported on the Reports (after giving effect to ordinary course mining since the date of the relevant Report) with respect to the Beckmann Tract and the Rogers Tract and no fact, event or circumstance shall exist with respect to the Beckmann Tract or the Rogers Tract that would affect the Company's ability to access, process, exploit or otherwise utilize the reserves located at each such tract (other than inabilities or facts, events or circumstances that in the aggregate do not constitute a Material Adverse Effect).

                                  ARTICLE VIII.
                                   TERMINATION

         8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (i) by mutual written consent of Seller and Acquiror;

                  (ii) by Seller, so long as Seller is not then in material breach of this Agreement, (A) after February 28, 1999 if the Closing shall not have occurred on or before such date or (B) at any time in the event Acquiror is in material breach of any of its obligations under this Agreement and such breach has continued uncured for a period of more than 10 days after receipt of a written notice from Seller;

                  (iii) by Acquiror, so long as Acquiror is not then in material breach of this Agreement, (A) after February 28, 1999 if the Closing shall not have occurred on or before such date or (B) at any time in the event Seller is in material breach of any of its obligations under this Agreement and such breach has continued uncured for a period of more than 10 days after receipt of a written notice from Acquiror; and

                  (iv) by Acquiror, provided it is not in breach of any of its obligations under this Agreement, if any disclosure provided by Seller pursuant to Section 5.2 would result in a Material Adverse Effect and Acquiror exercises this right within ten days of its receipt of the relevant disclosure or of the Supplemental Disclosures.

         8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement, except for the provisions of Sections 5.4, 5.6(b), 5.7, 11.4, 11.10 and 11.11, shall forthwith become null and void and have no effect, without any liability on the part of either party or their respective directors, officers or stockholders. Nothing in this Article VIII shall, however, relieve either party to this Agreement of liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

                                   ARTICLE IX.
                                   TAX MATTERS

         9.1. Preparation of Tax Returns; Responsibility for Taxes.

         (a) Seller shall prepare and timely file (or cause to be prepared and timely filed) a consolidated United States federal income Tax Return for the Company and its affiliated Subsidiaries, and all other separate, consolidated, combined or unitary income Tax Returns in which the Company or any of its Subsidiaries is required to be included, for each taxable year or period of the Company and any such Subsidiary which ends on or before the Closing Date; provided, however, that Seller shall allow Acquiror to review and reasonably approve without undue delay any such Tax Return with respect to any taxable period which ends on or before the Closing Date at any time during the forty-five (45) day period immediately preceding the filing of such Tax Return; and provided, further, that Acquiror shall have no right to object to any tax elections reflected on such Tax Returns to the extent such elections are otherwise permitted under the terms of this Agreement, unless Acquiror agrees to bear any increase in Taxes attributable to the failure to make such elections. Seller shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the taxable years or periods covered by such Tax Returns. Seller and Acquiror agree that, to the extent that the relevant Tax Authority permits, but does not require, the Company or any of its Subsidiaries to file a Tax Return for the taxable period that includes the Closing Date as ending on the Closing Date, Seller shall file (or cause to be filed) such Tax Return as if the taxable period ended as of the close of business on the Closing Date. Any Tax Return described in the preceding sentence shall not constitute a Straddle Tax Return.

         (b) Except as provided in Section 9.1(a), Acquiror shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns relating to the Company and its Subsidiaries and their respective operations or assets that are required to be filed (taking into account applicable extensions) after the Closing Date.

         (c) The Company shall pay (or cause to be paid) the Taxes shown to be due on all Straddle Tax Returns, provided that Seller shall promptly reimburse the Company for the portion of such Tax that relates to a Pre-Closing Tax Period, except to the extent accrued on the Working Capital Statement. Seller will furnish to Acquiror all information and records in the possession of Seller reasonably requested by Acquiror for use in preparation of any Straddle Tax Returns. Acquiror shall allow Seller to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the forty-five (45) day period immediately preceding the filing of such Tax Return. Acquiror and Seller agree that Acquiror will cause the Company to file all Tax Returns for any Straddle Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis. In the case of any Straddle Period, (i) real, personal and intangible property Taxes ("PROPERTY TAXES") of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company and its Subsidiaries (other than property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

         (d) Any Tax Returns to be prepared pursuant to the provisions of
Section 9.1(a) and any Straddle Tax Return shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law or fact.

         (e) Seller shall indemnify Acquiror, the Company, its Affiliates and each of their respective officers, directors and employees and hold them harmless from all Losses attributable to Pre-Closing Taxes. For purposes of this Agreement, "PRE-CLOSING TAXES" shall mean, except to the extent accrued on the Working Capital
Statement: (a) all liability for Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods; (b) all liability resulting by reason of the several liability of the Company or any of its Subsidiaries pursuant to Treasury Regulations ss. 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (c) all liability for Taxes resulting by reason of events or transactions (other than any intercompany transaction under Treasury Regulations ss. 1.1502-13) occurring or performed in a Pre-Closing Tax Period; (d) any liability for Taxes attributable to the failure of Acquiror to withhold any portion of the Purchase Price under Section
9.4 of this Agreement; and (e) all liability for Taxes of any other Person pursuant to any contractual agreement entered into by the Seller, the Company or any of its Subsidiaries on or before the Closing Date.

         (f) Seller and Acquiror will, and Acquiror will cause the Company and its Subsidiaries to, in all reasonable respects cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the Company or any of its Subsidiaries (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
Section 9.1(f). In the event of any Tax audit or similar proceedings involving (in whole or in part) Taxes subject to Section 9.1(c), if Seller and its Affiliates are not the primary parties to such proceedings, (i) Acquiror will, and will cause the Company to, promptly notify Seller of the pendency of such audit or proceeding; (ii) if Seller so elects, Seller or its designated accountants or counsel will be permitted at its own cost and expense to participate in such audit or proceedings and all appeals therefrom; (iii) Acquiror and its Affiliates will direct and control such audit or proceedings except for audits and proceedings where the majority of the potential liability relating to such Tax Returns is the responsibility of Seller, which audits and proceedings Seller shall have the right to direct and control, subject in each case to the right of the non-controlling party to approve any settlements or decisions to appeal, which approval shall not be unreasonably withheld. In any event, the party conducting or directing such audit or other proceedings (the "DIRECTING PARTY") will consult in good faith with the other party on all decisions relating to such audit and proceedings, and will provide such party with copies of all documents received or submitted during such audit and proceedings (redacted as appropriate to preserve the confidentiality of the Affiliates of the Directing Party).

         (g) Seller will cause any Tax sharing agreement or similar arrangement between the Company and Seller or its Affiliates to be terminated, effective as of the Closing, to the extent that any such agreement relates to the Company or any of its Subsidiaries, and after the Closing neither the Company nor any of its Subsidiaries shall have any obligation under any such agreement or arrangement for any past, present or future period.

         9.2. Access to Information.

         (a) From and after the Closing, Seller shall grant to Acquiror (or its designee) access at all reasonable times after reasonable advance notice to all of the information, books and records, relating to the Company or any of its Subsidiaries within the possession of Seller (including work papers and correspondence with Tax authorities) and shall afford Acquiror (or its designee) the right (at Acquiror's expense) to take extracts therefrom and make copies thereof, to the extent reasonably necessary to permit Acquiror (or its designee) to prepare Tax Returns and to respond to any audit, inquiry, proceeding or other action with respect to such Tax Returns.

         (b) From and after the Closing, Acquiror shall grant to Seller (or its designee) access at all reasonable times after reasonable advance notice to all of the information, books and records, relating to the Company or any of its Subsidiaries within the possession of Acquiror, the Company or any such Subsidiary (including work papers and correspondence with Tax authorities) and shall afford Seller (or its designee) the right (at Seller's expense) to take extracts therefrom and make copies thereof, to the extent reasonably necessary to permit Seller (or its designee) to prepare Tax Returns and to respond to any audit, inquiry, proceeding or other action with respect to such Tax Returns. In addition, and without limiting the generality of the foregoing, to permit Seller to comply with its obligations under Section 9.1(a), Acquiror will prepare (or cause the Company to prepare in accordance with prior practices) and deliver to Seller, as soon as reasonably practical after receipt of a request therefor from Seller, the standard income tax data reporting package and audit working paper files traditionally provided by the Company and any of its Subsidiaries to Seller and all other data regarding the Company reasonably requested by Seller for the preparation of any Tax Return under Section 9.1(a).

         9.3. Transfer Taxes. Acquiror shall be responsible for the payment of all foreign, state, local, provincial and municipal transfer, sales, use or other similar Taxes (and all recording or filing fees) resulting from the transactions contemplated by this Agreement, excluding any U.S. or foreign income, franchise or similar Taxes.

         9.4. FIRPTA Matters. Seller shall, on the Closing Date, cause the Company to (i) deliver to Acquiror a written statement which, in form and substance, satisfies the requirements of section 1.897-2(h)(1) of the Income Tax Regulations certifying that, as of the Closing Date, the Company has determined that it is not and, at all times during the five year period preceding the date of such written statement, has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and that the stock does not constitute a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code (the "FIRPTA STATEMENT"), and
(ii) deliver to the Internal Revenue Service a written notification which, in form and substance, satisfies the requirements of section 1.897-2(h)(2) of the Income Tax Regulations with respect to the determinations referred to in clause
(i) above, together with any of the supplemental statements specified in section 1.897-2(h)(5) of the Income Tax Regulations which the Company is required to submit to the Internal Revenue Service in connection therewith. Acquiror shall rely on the FIRPTA Statement for purposes of availing itself of the exception to withholding set forth in Section 1445(b)(3) of the Code, and the Purchase Price shall be paid by the Acquiror to Seller without any reduction therefrom for the withholding tax imposed by Section 1445(a) of the Code.

                                   ARTICLE X.
                            SURVIVAL; INDEMNIFICATION

         10.1. Limitation of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WITH RESPECT TO SELLER OR THE COMPANY OR ITS BUSINESSES, ASSETS, RESULTS OF OPERATIONS, OR FINANCIAL CONDITION AND (B) SELLER AND THE COMPANY MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (i) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO ACQUIROR OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY, OR



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

(ii) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO ACQUIROR OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY, OR (iii) THE CONDITION OF ANY ASSETS OWNED, USED OR HELD FOR USE BY THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY.

         10.2. Survival of Representations and Warranties. The representations and warranties of Acquiror and Seller contained in this Agreement shall survive the Closing; provided, however, that (a) no claim, lawsuit, or other proceeding based upon the breach of any representation or warranty contained in this Agreement (other than Sections 3.4, 3.8 and 3.12) may be made by any Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 10.5 prior to the second anniversary of the Closing Date, (b) no claim, lawsuit, or other proceeding based upon the breach of the representations and warranties contained in Section 3.8 may be made by any Acquiror Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 10.5 prior to 180 days after the later of the expiration of (i) the statute of limitations for the applicable Tax and (ii) any extension of the statute of limitations for the applicable Tax, (c) no claim, lawsuit, or other proceeding based upon the breach of the representations and warranties contained in Section 3.12 may be made by any Acquiror Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 10.5 prior to the tenth anniversary of the Closing Date and (d) claims, lawsuits, or other proceedings based upon the representations and warranties contained in Section
3.4 with respect to the capital stock of the Company may be made at any time upon notice of such claim, lawsuit or other proceeding, being given to the Indemnitor in accordance with Section 10.5.

         10.3. Indemnification by Seller. Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of Acquiror or of any knowledge or information that Acquiror may have, from and after the Closing and in addition to the indemnification obligation of Seller set forth in
Section 9.1(e) Seller shall indemnify and fully defend, save and hold Acquiror, any Affiliate of Acquiror, and their respective stockholders, directors, officers, agents, employees and representatives, including after Closing the Company and its Subsidiaries (the "ACQUIROR INDEMNITEES"), harmless if any Acquiror Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees and expenses), deficiency, interest, penalty, impositions, assessments or fines but less any insurance proceeds (collectively, "LOSSES") to the extent not included in the Final Working Capital arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, one or more of the following:

         (a) any untruth or inaccuracy in any representation or certification of Seller, the Company or any of its Subsidiaries or the breach of any warranty of Seller contained in this Agreement or in any certificate delivered by Seller, the Company or any of its Subsidiaries to the Acquiror in connection with the Closing to the extent the amount of the Losses resulting from such untruth, inaccuracy or breach have not been specifically set forth on Schedule 10.3 (the "NON-CURRENT LIABILITIES SCHEDULE") as a liability included in the June 30, 1998 Balance Sheet, without regard to (i) any limitation or qualification as to materiality, Material Adverse Effect or material adverse change or (ii) the information set forth in Schedules 3.3, 3.6, 3.7, 3.8, 3.9 (except with respect to clause (h) of the related representation), 3.10 (with respect to clause (b) of the related representation), 3.10 (with respect to clause (c) of the related representation), 3.12 (with respect to clause (c) of the related representation), 3.12 (with respect to clause (d) of the



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

related representation), 3.14, 3.15 (with respect to the second sentence of clause (b) of the related representation) , 3.16(b) (with respect to the last sentence of clause (b) of the related representation), 3.21 (with respect to the fourth sentence of the related representation); 3.24 (with respect to the fourth sentence of the related representation) and 3.27, except to the extent marked on any of such Schedules with an asterisk (the "LIABILITY SCHEDULES") (it being the intent of the parties that for purposes of this Section 10.3(a) such Liability Schedules shall be deemed to be blank); or

         (b) any liability (including, without limitation, the portion of the Loss set forth in clause (h) below not paid by Seller), penalty, assessment or fine ("LIABILITY") and any Loss (but only if such Loss arises out of or relates to a Liability) to the extent arising out of or relating to facts, circumstances, events or occurrence existing at or prior to the Closing (collectively, "PRE-CLOSING MATTERS") if, had all of the facts relating to such Pre-Closing Matters been known and the amount of such Liability or Loss been established as of the Closing (provided that the amount of such Liability or Loss which would have been established as of the Closing Date shall not be determinative of the amount of such Liability or Loss), an accrual or reserve for such Pre-Closing Matters would have been included in a consolidated balance sheet for the Company prepared as of the Closing in accordance with GAAP (ignoring for these purposes, principles of probability, materiality and ability to quantify); provided, however, that the foregoing shall apply only so long as notice of such fact, circumstance, event or occurrence is given to the Indemnitor in accordance with Section 10.5 prior to the tenth anniversary of the Closing Date; and, provided, further, that the foregoing shall not apply to the extent of the amount of such Liability or Loss included in the Non-current Liabilities Schedule; or

         (c) any failure of the Seller duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of Seller to be performed or observed (except each of the covenant set forth in Section 5.1(xii) and Section 5.2(c) which for purposes of this Article X shall be deemed covered by Sections 10.3(a) and/or 10.3(b)); or

         (d) any Loss arising out of or relating to (i) the business of processing stone to produce lime and lime products (including, without limitation, the disposition or operation of such business on or prior to the Closing Date) conducted by the Company or any of its Subsidiaries before May 28, 1998 or such former business as conducted by any other Person after May 28, 1998; or

         (e) any Loss on account of any act or failure to act on the part of any member of the Company's affiliated group (excepting the Company or any Subsidiary of the Company) or of any other person (excepting the Company or any Subsidiary of the Company) arising out of or relating to: (i) a violation of ERISA or any other law or regulation relating to an employee benefit plan as defined in Section 3(3) of ERISA or any other employee benefit or compensation arrangement sponsored, maintained, participated in or contributed to by a member of the Company's affiliated group (all referred to hereinafter as "plan"), or
(ii) a failure to comply with the terms of a plan or to make a required contribution to a plan; provided, however, that the purpose of this Section 10.3(e), the "Company's affiliated group" means (A) the Company and any trade or business (whether or not incorporated) which is or has ever been under common control with or treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code, (B) any trade or business (whether or not incorporated) which has maintained, sponsored, participated in, contributed to or been required to contribute to any plan which the



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

Company or any of its Subsidiaries has maintained, sponsored, participated in, contributed to or been required to contribute to, and (C) any trade or business (whether or not incorporated) which is or has ever been under common control with or treated as a single employer with any trade or business described in clause (B) (immediately preceding) under Section 414(b), (c), (m) or (o) of the Code; or

         (f) any Loss relating to the assets transferred from the Redland Pension Plan to the Acquiror's Plan under Section 6.1(c) being less than the guaranteed transfer amount (provided that the amount of such Loss shall be determined as follows. If the amount of assets transferred is less than the present value of the Redland Pension Participants' vested and nonvested benefits as determined under Section 6.1(c), the Loss is the guaranteed transfer amount minus the amount of such transferred assets. The guaranteed transfer amount is the same percentage of the total assets of the Redland Pension Plan at the transfer date as the present value of the Redland Pension Participants' vested and nonvested benefits as determined under Section 6.1(c) is as a percentage of the present value of all participants' vested and nonvested benefits determined under Section 6.1(c) at the date of the transfer. For example, if the total value of the Redland Pension Plan assets at the transfer date is $75,000,000, the present value of the Redland Pension Participants' vested and nonvested benefits as determined under Section 6.1(c) is $6,000,000 and the present value of all other vested and nonvested benefits of the Redland Pension Plan is $71,000,000, then the guaranteed transfer amount would be $5,844,150. If the amount of assets transferred is $5,700,000, the Loss would be $144,150); or

         (g) any Loss with respect to contributions required to be made to the Redland Pension Plan with respect to benefit liabilities of the Redland Pension Plan other than benefit liabilities transferred to Acquiror's Plan under Section 6.1(c); or



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

         (h) any Loss set forth on Schedule 10.3(h);

provided, however, that Seller shall have no obligation to make any payment under Section 10.3(a) or 10.3(b) unless the aggregate amount to which all Acquiror Indemnitees are entitled by reason of all such claims under Sections 10.3(a) and 10.3(b) exceeds $25 million, and then only for the amount by which such total claims for Losses exceed such amount but such amount to be paid by Seller shall not, in any event, exceed $200 million, it being understood that such amount shall be payable by Seller upon a valid indemnity claim made by Acquiror.

         10.4. Indemnification by Acquiror. Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of Seller or of any knowledge or information that Seller may have, from and after the Closing Acquiror shall indemnify and agree to fully defend, save and hold Seller, any Affiliate of Seller, and their respective stockholders, directors, officers, agents, employees and representatives (the "SELLER INDEMNITEES") harmless if Seller shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of any one or more of the following:

         (a) any untruth or inaccuracy in any representation or certification of the Acquiror or the breach of any warranty of Acquiror contained in this Agreement or in any certificate delivered to Seller in connection with the Closing; or

         (b) any failure of Acquiror duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of Acquiror to be performed or observed;

provided, however, that Acquiror shall have no obligation to make any payment under Section 10.4(a) with respect to any representation or warranty unless the aggregate amount to which



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

Seller is entitled by reason of all such claims exceeds $25 million, and then only for the amount by which such total claims for Losses exceed such amount but such amount to be paid by Acquiror shall not, in any event, exceed $200 million, it being understood that such amount shall be payable by Acquiror upon a valid indemnity claim made by Seller.

         10.5. Procedures for Indemnification.

         (a)(i) If any Acquiror Indemnitee or Seller Indemnitee (an "INDEMNIFIED PARTY") receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "THIRD PARTY CLAIM"), and the indemnified party intends to seek indemnity hereunder, the indemnified party will promptly provide the other party (an "INDEMNIFYING PARTY") with written notice of the Third Party Claim, but in any event such notice shall be provided not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to so notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Article X, except to the extent, if any, that such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim. For clarification, it is agreed that Seller will not be an indemnifying party for claims pursuant to
Section 10.3(a) or 10.3(b) for amounts below the $25 million amount referred to in the last proviso of Section 10.3.

         (ii) The indemnifying party will have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party); provided, however, that the indemnifying party shall not settle any such Third Party Claim without the consent of the indemnified party (which



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

consent shall not be unreasonably withheld); and provided, further, that if the indemnifying party presents to the indemnified party a bona fide settlement proposal that the indemnifying party desires to accept that is not patently unreasonable on its face (the "SETTLEMENT PROPOSAL") and such Settlement Proposal is not consented to by the indemnified party, the indemnifying party's responsibility under this Agreement shall not extend beyond the amount set forth in the Settlement Proposal. The indemnified party will cooperate in the defense of any Third Party Claim. The indemnified party will be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel. In the event that a Settlement Proposal is not consented to by the indemnified party, the indemnified party may, at its option, assume the defense of such Third Party Claim and the indemnifying party shall cooperate with the defense of such claim.

         (iii) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (ii) of this Section 10.5, the indemnified party will have the right to control the defense, compromise or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, (A) the indemnifying party has failed to acknowledge its obligation to indemnify the indemnified party with respect to said Third Party Claim in accordance with this Article X, in which case the indemnified party may settle or compromise without such consent or (B) the indemnifying party has acknowledged its obligation but refuses to consent to said settlement or compromise, in which case the indemnified party may settle or compromise without such



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

consent, so long as said settlement or compromise is at a cost which is reasonable. The indemnifying party will be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

         (iv) Any indemnifiable claim hereunder that is not a Third Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. Such notice must set forth with specificity the facts and circumstances on which the claim for indemnity is based, identify the specific provision or provisions of this Agreement upon which the claim is based, set forth the amount of the claim or a reasonable estimate thereof if the amount is not liquidated and, in the case of a claim by an Acquiror Indemnitee pursuant to Section 10.3(b), such notice shall state the basis for the claimant's conclusion that the matter giving rise to the claim would have been required to have been included in the consolidated closing balance sheet as contemplated in Section 10.3(b). In the case of an Acquiror Indemnitee claim pursuant to Section 10.3(a) or Section 10.3(b), such notice must also include substantiation that the amount of all prior claims to which Acquiror Indemnitees would have been entitled to indemnification (but for time limits and amounts considerations) has exceeded $25 million.

         (b) Notwithstanding anything contained in this Agreement to the contrary, in the event that a claim or demand for indemnification by Acquiror or Seller may be made under more than one provision of this Agreement, Acquiror or Seller, as applicable, shall have the right to recover Losses under any provision of this Agreement and may make such claim or demand without regard to whether such claim or demand would be precluded by any other provision of this Agreement; provided, however, that neither Acquiror nor Seller shall be entitled to recover more than once for the same Loss.

         10.6. Exclusive Remedy. Except as otherwise provided under Sections 5.6(b) and 9.1(e), the parties hereto hereby acknowledge and agree that the indemnification rights under this Article X constitute the exclusive remedy after the Closing for any party for any claim of a breach of or inaccuracy in any representation or warranty herein and any breach or non-fulfillment of any covenant or agreement herein, except for equitable relief; provided, that nothing contained herein shall limit the right of any party to exercise or enforce (i) any right of contribution available under any law, rule or regulation from any other party or (ii) any rights under the Lafarge Guaranty or any other agreement entered into on or prior to the Closing Date.

                                   ARTICLE XI.
                                  MISCELLANEOUS

         11.1. Entire Agreement. This Agreement, including the Schedules to this Agreement and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof.

         11.2. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given if to Seller, to:

                                Redland International Limited
                                c/o Lafarge S.A.
                                61, rue des Belles Feuilles
                                B.P.40
                                75782 Paris, cedex 16
                                France
                                Attention:  Directeur des Affaires Juridiques
                                Telecopy: (33-1) 44-34-11-48

                 with a copy to:

                                Jones Day Reavis & Pogue
                                3500 SunTrust Plaza
                                303 Peachtree Street, N.E.
                                Atlanta, Georgia 30308
                                Facsimile:  (404) 581-8330
                                Attention:  William S. Paddock

                 if to Acquiror to:

                                Martin Marietta Materials, Inc.
                                2710 Wycliff Road
                                Raleigh, North Carolina  27607
                                Facsimile:  (919) 783-4695
                                Attention:  Chairman

                 with a copy to:

                                Martin Marietta Materials, Inc.
                                2710 Wycliff Road
                                Raleigh, North Carolina  27607
                                Facsimile:  (919) 783-4535
                                Attention:  Vice President and General Counsel

                                and

                                Willkie Farr & Gallagher
                                787 Seventh Avenue
                                New York, NY 10019-6099
                                Facsimile: (212) 728-8111
                                Attention: John S. D'Alimonte

or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party to this Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section 11.2 and the appropriate confirmation is received, or (ii) if given by any other means, when delivered at the address specified in this Section 11.2.

         11.3. Amendments; No Waivers.

         (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case


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

of an amendment, by Seller and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         11.4. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, provided that, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party to this Agreement and provided further that Acquiror may assign its rights, but not its obligations, under this Agreement to any of its Subsidiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies obligations or liabilities under or by reason of this Agreement.

         11.6. Certain Interpretive Matters.

         (a) Unless the context otherwise requires, (i) all references in this Agreement to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning ascribed to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP and (iv) words in the singular include the plural and vice versa. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

         (b) Titles and headings to Sections in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         (c) Unless otherwise indicated in a particular schedule, disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

         11.7. Governing Law. This Agreement shall be construed in accordance with and governed by the internal substantive law of the State of Texas regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.

         11.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Agreement were upon the same instrument. This Agreement shall become effective when each party to this Agreement shall have received counterparts hereof signed by the other party to this Agreement.

         11.9. Knowledge. For purposes of this Agreement, "to the knowledge of Seller" shall mean actual knowledge, based on reasonable inquiry, of the persons identified on Schedule 11.9.

         11.10. Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the State or Federal Courts in the State of New York. The parties to this Agreement consent to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties to this Agreement agree that service of process on such party may be made upon the designated person at the address provided in Section 11.2 hereof and shall be deemed to be effective service of process on such party.

         11.11. Confidentiality. Each of Seller and Acquiror agrees to maintain in strict confidence any and all information each party learns or discovers about the other or its respective Affiliates during the course of the negotiation, execution and delivery of this Agreement and agrees to abide by the terms and conditions set forth in the Confidentiality Agreement. This Section
11.11 shall not apply to any information that is, or could reasonably be, learned or discovered through any independent source that is not obligated to maintain such information as confidential.

         11.12. Severability. If any term, provision, covenant or restriction of this Agreement is determined by a Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers a day and year first above written.

                                   REDLAND INTERNATIONAL LIMITED

                                   By: /s/ D.G. Hooreman
                                       ---------------------------------
                                       Name:  D.G. Hooreman
                                       Title: Director


                                   MARTIN MARIETTA MATERIALS, INC.

                                   By: /s/ Janice K. Henry
                                       ---------------------------------
                                       Name: Janice K. Henry
                                       Title: Vice President,
                                              Chief Financial Officer and
                                              Treasurer